UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Buckeye Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

September 20, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of stockholders of Buckeye Technologies Inc. to be held on Tuesday, October 23, 2012 at 9:00 a.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee 38112.

With this letter, we have enclosed a copy of our Annual Report for the fiscal year ended June 30, 2012, Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card.  These materials provide further information about our Annual Meeting.  If you would like another copy of the Annual Report, please send your request to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN  38108-0407, Attention: Corporate Secretary, and one will be mailed to you.  It is also available on our Internet website at www.bkitech.com.

At this year’s Annual Meeting, the agenda includes: (1) the election of the three directors named in the accompanying Proxy Statement, (2) a proposal to ratify the appointment of our independent registered public accounting firm, (3) a proposal to approve an amendment to our Second Amended and Restated Certificate of Incorporation to declassify our Board of Directors, (4) a proposal to approve an amendment to our Amended and Restated By-laws to provide for majority voting in uncontested director elections, (5) a proposal to approve our Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan and (6) a proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement.  The Board of Directors recommends that you vote FOR election of the nominees for directors, FOR ratification of appointment of the independent registered public accounting firm, FOR the approval of an amendment to our Second Amended and Restated Certificate of Incorporation to declassify our Board of Directors beginning with the 2013 annual meeting of stockholders, FOR the approval of an amendment to our Amended and Restated By-laws to provide for majority voting in uncontested director elections, FOR the approval of our Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan and FOR the approval, on an advisory basis, of the compensation of our named executive officers.  Members of the Board of Directors, our executive officers and representatives from our independent registered public accounting firm will be present at the Annual Meeting to answer any questions you may have.

It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings.  Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope to ensure your shares will be represented.  If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person. Also, registered and most beneficial stockholders may vote by telephone or through the Internet.  Instructions for using these convenient services are explained on the enclosed proxy card.  Your vote is very important.  I urge you to vote your proxy as soon as possible.

We look forward to seeing you at the Annual Meeting.

Very truly yours, John B. Crowe Chairman and Chief Executive Officer

Your Vote Is Important
Please mark, sign and date your proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting.  Registered and most beneficial stockholders may also vote via telephone or through the Internet.

Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

Notice of Annual Meeting of Stockholders
to be held October 23, 2012

The regular Annual Meeting of Stockholders of Buckeye Technologies Inc. will be held on Tuesday, October 23, 2012 at 9:00 a.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee, 38112 for the following purposes:

1.	Election of Directors. To elect the three Class II directors named in the accompanying Proxy Statement to serve until the 2015 annual meeting of stockholders;

2.	Ratification of Auditors. To ratify the selection of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for fiscal year 2013;

3.
Approval of an Amendment to our Certificate of Incorporation to Declassify our Board.  To approve an amendment to our Second Amended and Restated Certificate of Incorporation to provide for the annual election of directors;

4.
Approval of an Amendment to our By-laws to Adopt Majority Voting for Directors in Uncontested Elections.  To approve an amendment to our Amended and Restated By-laws to provide for majority voting in uncontested director elections;

5.
Approval of our Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan.  To approve our Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan, including approving an increase of an additional 2,000,000 shares of our common stock for issuance under the plan;

6.	Advisory Vote on Executive Compensation. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement; and

7.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only those stockholders of record at the close of business on September 5, 2012 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof.  On that day, 39,624,272 shares of common stock were outstanding.  Each share entitles the holder to one vote.

The accompanying Proxy Statement is being sent, beginning approximately September 20, 2012, to all stockholders of record at the close of business on September 5, 2012, the record date fixed by our Board of Directors.  We have enclosed with the accompanying Proxy Statement a copy of our Annual Report.  Although the Annual Report and Proxy Statement are being mailed together, the Annual Report is not incorporated into, and should not be deemed part of, the accompanying Proxy Statement.

By Order of the Board of Directors, Sheila Jordan Cunningham Senior Vice President, General Counsel and Corporate Secretary

Table of Contents

Page No.
General Information	1
Voting Matters	3
Proposal 1 — Election of Directors	8
Governance of the Company	14
Proposal 2 — Ratification of the Appointment of our Independent Registered Public Accounting Firm	20
Report of the Audit Committee of the Board	22
Proposal 3—Approval of an Amendment to Our Second Amended and Restated Certificate of Incorporation to Provide for the Annual Election of Directors	23
Proposal 4—Approval of the Amendment to Our Amended and Restated By-Laws to Adopt Majority Voting in Uncontested Elections of Our Directors	25
Proposal 5—Approval of Our Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan	27
Proposal 6 -- Approval of the Compensation of Our Named Executive Officers	34
Security Ownership of Certain Beneficial Owners and Management	35
Compensation Discussion and Analysis	37
Compensation Committee Report on Executive Compensation	56
Summary Compensation Table	57
Grants of Plan-Based Awards	58
Outstanding Equity Awards at Fiscal Year-End	59
Option Exercises and Stock Vested	61
Potential Payments Upon Termination or Change in Control	61
Director Compensation	66
Compensation Committee Interlocks and Insider Participation	67
Equity Compensation Plan Information	67
Certain Relationships and Related Transactions	68
Section 16(a) Beneficial Ownership Reporting Compliance	68
Stockholder Proposals for 2013 Annual Meeting	69
Annual Report and Financial Information	69
Other Business	69
Appendix A – Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan	A-1

Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

Proxy Statement for Annual Meeting of Stockholders

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON TUESDAY, OCTOBER 23, 2012: THIS PROXY STATEMENT, PROXY CARD AND THE 2012 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT THE INVESTORS TAB OF OUR INTERNET WEBSITE AT WWW.BKITECH.COM.

GENERAL INFORMATION

What is this document?

This document is the Proxy Statement of Buckeye Technologies Inc. for the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on Tuesday, October 23, 2012. A proxy card is included. This document and the form of proxy card are first being mailed or given to stockholders on or about September 20, 2012.

We refer to Buckeye Technologies Inc. throughout this document as “we,” “us,” the “Company” or “Buckeye.”  In addition, throughout this document, “2013” refers to our fiscal year ending June 30, 2013, “2012” refers to our fiscal year ended June 30, 2012, “2011” refers to our fiscal year ended June 30, 2011, and “2010” refers to our fiscal year ended June 30, 2010.

What is the date and time of the Annual Meeting?

The Annual Meeting is scheduled to be held on Tuesday, October 23, 2012, 9:00 a.m., Central Time.

Where will the Annual Meeting be held?

The Annual Meeting is being held at our corporate headquarters, 1001 Tillman Street, Memphis, Tennessee  38112.

Why am I receiving this Proxy Statement?

You are receiving this Proxy Statement because you were one of our stockholders of record on September 5, 2012, the record date for our 2012 Annual Meeting.  We are sending this Proxy Statement and the form of proxy card to solicit your proxy to vote upon certain matters at the Annual Meeting.

What is a proxy?

It is your legal designation of another person, called a “proxy,” to vote the stock you own. The document that designates someone as your proxy is also called a proxy or a proxy card.

Who is paying the costs to prepare this Proxy Statement and solicit my proxy?

Buckeye will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement and the form of proxy card.

Who is soliciting my proxy, and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our Board of Directors, or our “Board.”  In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, electronic mail, facsimile transmission or other means of communication.  Our officers and employees will not be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.  We may incur the fees and expenses of hiring the services of a solicitation agent in connection with this proxy solicitation to the extent we determine that engaging a solicitation agent is in the best interest of Buckeye.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN  38108-0407, Attention: Corporate Secretary, at least two weeks before the meeting.

What is Buckeye Technologies Inc., and where is it located?

We are a leading manufacturer and marketer of specialty fibers and nonwoven materials.  We are headquartered in Memphis, Tennessee, USA, and currently operate facilities in the United States, Germany and Canada.  Our products are sold worldwide to makers of consumer and industrial goods. We are the only manufacturer in the world offering cellulose-based specialty products made from both wood and cotton and utilizing wetlaid and airlaid technologies. As a result, we produce and market a broader range of cellulose-based specialty products than any of our competitors.

Where is our common stock traded?

Our common stock is traded and quoted on the New York Stock Exchange, or the “NYSE”, under the symbol “BKI.”

Will Buckeye’s directors be in attendance at the Annual Meeting?

Buckeye encourages, but does not require, its directors to attend annual meetings of stockholders. However, Buckeye currently anticipates that all of its directors will attend the Annual Meeting of Stockholders.

VOTING MATTERS

Who is entitled to attend and vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, September 5, 2012, are entitled to receive notice of the Annual Meeting and to vote the shares for which they are stockholders of record on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. A list of our stockholders will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, at our headquarters for a period of ten days prior to the Annual Meeting.  On September 5, 2012, we had 39,624,272  shares of common stock outstanding.

Stockholders of Record: Shares Registered in Your Name. If on September 5, 2012, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on September 5, 2012, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on and what does the Board recommend?

You will be asked to vote on the following six items:
o     To elect the three nominees for Class II director named herein to serve until the 2015 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

o     To ratify the appointment of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for the fiscal year ending June 30, 2013;

o     To approve an amendment to our Second Amended and Restated Certificate of Incorporation to provide for the annual election of directors;

o     To approve an amendment to our Amended and Restated By-laws to provide for majority voting in uncontested director elections;

o     To approve our Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan, including approving an increase of an additional 2,000,000 shares of our common stock for issuance under the plan; and

o     To approve, on an advisory basis, the compensation of our named executive officers (as defined in this Proxy Statement).

Our Board recommends that you vote:
o     “FOR” the election of each of the three nominees named herein to serve on our Board;

o     “FOR” the ratification of the appointment of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for the fiscal year ending June 30, 2013;

o     “FOR” the approval of an amendment to our Second Amended and Restated Certificate of Incorporation to provide for the annual election of directors;

o     “FOR” the approval of an amendment to our Amended and Restated By-laws to provide for majority voting in uncontested director elections;

o     “FOR” the approval of our Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan, including approving an increase of an additional 2,000,000 shares of our common stock for issuance under the plan; and

o     “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We currently are not aware of any business to be acted upon at the Annual Meeting other than the six matters described above.  Under Delaware law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to the Company by the stockholders.  If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

How do I vote?

You may either vote “FOR” each nominee to our Board or you may withhold your vote for any nominee that you specify. For Proposal Nos. 2, 3, 4, 5 and 6, you may vote “FOR” or “AGAINST”, or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, call the toll-free number (for residents of the United States) listed on your proxy card and follow the instructions provided by the recorded message. Your vote must be received by 5:00 p.m. Eastern Daylight Time on October 22, 2012 to be counted.

•
You can choose to vote your shares at any time using the Internet site listed on your proxy card.  This site will give you the opportunity to make your selections and confirm that your instructions have been followed.  We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card.  To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offer access to the world wide web.  Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you.  We do not charge any separate fees for access to our Internet site.  Your vote must be received by 5:00 p.m. Eastern Daylight Time on October 22, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Buckeye. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What if I return a proxy card but do not make specific choices?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each of the three nominees named herein to serve on the Board of Directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for the fiscal year ending June 30, 2013;

•	“FOR” the approval of an amendment to our Second Amended and Restated Certificate of Incorporation to provide for the annual election of directors;

•	“FOR” the approval of an amendment to our Amended and Restated By-laws to provide for majority voting in uncontested director elections;

•
“FOR” the approval of our Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan, including approving an increase of an additional 2,000,000 shares of our common stock for issuance under the plan; and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares as recommended by our Board or, if no recommendation is given, will vote your shares using his or her best judgment.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter for this purpose. All of the other proposals, however, are not considered to be routine matters, and, therefore, your shares will not be voted on those matters unless you instruct your brokerage firm to vote in a timely manner.

Can I change my mind and revoke my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary; or

•
You may attend the Annual Meeting and notify the election officials at the Annual Meeting that you wish to revoke your proxy and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

What if I receive more than one proxy card?

Multiple proxy cards mean that you have more than one account with brokers or our transfer agent.  Please vote all of your shares.  We also recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address.  Our transfer agent is American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY  11219, and it may be reached at (800) 937-5449.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “WITHHOLD” and broker non-votes with respect to the election of directors, and, with respect to Proposal Nos. 2, 3, 4, 5 and 6, “FOR” and “AGAINST” votes, abstentions and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote and will have the same effect as “AGAINST” votes on Proposal Nos. 2, 3, 4, 5 and 6. Although broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on Proposal Nos. 1, 2, 5 or 6, but will have the same effect as an "AGAINST" vote on Proposal Nos. 3 and 4.

What is the vote required for each proposal?

•	For the election of the Class II directors, the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

•
To be approved, Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for the fiscal year ending June 30, 2013, must receive a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. However, the Audit Committee is not bound by a vote either for or against the firm. The Audit Committee will consider a vote against the firm by the stockholders in selecting our independent registered public accounting firm in the future.

•
To be approved, Proposal No. 3, the approval of an amendment to our Second Amended and Restated Certificate of Incorporation to provide for the annual election of directors, must receive a “FOR” vote from at least eighty percent (80%) of the outstanding shares of our common stock.

•
To be approved, Proposal No. 4, the approval of an amendment to our Amended and Restated By-laws to provide for majority voting in uncontested director elections, must receive a “FOR” vote from at least eighty percent (80%) of the outstanding shares of our common stock.

•
To be approved, Proposal No. 5, the approval of our Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan, including approving an increase of an additional 2,000,000 shares of our common stock for issuance under the plan, must receive a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

•
To be approved, Proposal 6, the approval, on an advisory basis, of the compensation of our named executive officers, must receive a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

How many shares must be present to constitute a quorum for the Annual Meeting?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. On September 5, 2012, the record date, there were 39,624,272 shares outstanding and entitled to vote. Thus, at least 19,812,137 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. If there is no quorum, either the Chairman of the meeting or a majority of the votes present in person or represented by proxy at the Annual Meeting may adjourn the Annual Meeting to another date.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all stockholders confidential.  Stockholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	as necessary to meet applicable legal requirements;

•	in a dispute regarding authenticity of proxies and ballots;

•	in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; or

•	when a stockholder makes a written comment on the proxy card or otherwise communicates the vote to management.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results are expected to be published in a current report on Form 8-K filed by Buckeye with the Securities and Exchange Commission on or before the fourth business day following the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days following the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1 — ELECTION OF DIRECTORS

What is the structure of our Board?

Pursuant to Delaware law and our governing documents, our business, property and affairs are managed under the direction of our Board.  Our Board has responsibility for establishing corporate policies and for the overall performance and direction of Buckeye, but it is not involved in day-to-day operations.  Members of our Board keep informed of our business by participating in Board and committee meetings, by reviewing reports sent to them regularly and through discussions with our executive officers.

The number of directors that constitutes our Board is fixed from time to time by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Currently, our Board is fixed at nine directors.

Our Board is currently divided into three classes, with each class elected for a three-year term.  As described below, however (see "Proposal 3--Amendment to Our Second Amended and Restated Certificate of Incorporation to Provide for the Annual Election of Directors" on page 23), one item of business being submitted to our stockholders at the Annual Meeting is a proposed amendment to our Second Amended and Restated Certificate of Incorporation that would declassify our Board and provide for the annual election of directors.  If our stockholders approve the proposed amendment as set forth in Proposal 3, then beginning with the 2013 annual meeting of stockholders, the Class III directors would be elected to one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Similarly, Class I directors, who were elected for three-year terms at the 2011 annual meeting of stockholders, would stand for election at the 2014 annual meeting of stockholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Class II directors elected at the 2012 Annual Meeting would stand for election at the 2015 annual meeting of stockholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Thus, beginning with the annual meeting of stockholders in 2015, all directors would be elected annually. If our stockholders do not approve the proposed amendment to our certificate of incorporation, directors (including the Class II directors proposed to be elected at the Annual Meeting) would continue to be elected to three-year terms.

On August 24, 2012, our Board appointed Shannon A. Brown to fill the unexpired term of  Kristopher J. Matula, who resigned from the Board on August 7, 2012.  Mr. Brown will stand for election at the 2013 annual meeting of stockholders as a Class III director for a three year term, or if our stockholders approve the amendment to our Certificate of Incorporation to de-classify the Board, as described below in "Proposal No. 3 -- Approval of An Amendment to our Second Amended and Restated Certificate of Incorporation to provide for the annual election of Directors," then Mr. Brown will stand for election at the 2013 annual meeting of stockholders for a one year term.

How are nominees evaluated; what are the minimum qualifications?

We believe that our directors should possess high personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders.  They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and demonstrated leadership skills.  We also endeavor to have a Board that represents a range of experiences in areas that are relevant to our business activities.

Below we identify and describe the key experiences, qualifications and skills our directors bring to our Board that are important in light of the Company’s business and structure.  The directors’ experiences, qualifications and skills that the Nominating and Corporate Governance Committee considered in their nomination are included in their individual biographies.

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Leadership Experience.  We believe that directors with experience in significant leadership positions over a long period of time, provide the Company with strategic thinking and various perspectives.  These people generally possess exceptional leadership qualities and the ability to identify and develop those qualities in others.  They demonstrate a practical understanding of organizations, processes, strategy, risk management, the methods to drive change and growth and the ways to respond to changes in market conditions.

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Finance Experience.  We believe that an understanding of finance and financial reporting process is important for our directors.  We measure our operating and strategic performance by reference to financial targets.  In addition, accurate financial reporting and robust auditing are critical to our success and developing stockholder confidence in our reporting processes that are required by the U.S. federal securities laws.  We expect all of our directors to be financially literate.

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Industry Experience.  We seek to have directors with experience as executive officers, directors or in other leadership positions in the industries in which we participate and in areas or disciplines that are important to our business.

What role does diversity play in the selection of members of our Board?

In evaluating potential candidates for Board membership, the Nominating and Corporate Governance Committee considers, among other things, independence, character, ability to exercise sound judgment, diversity of age, gender and ethnic background and professional experience.  Our Board believes in a governing style that emphasizes respect for diversity in perspective and includes individuals from diverse backgrounds.  Our Board believes that diversity is important because various points of view contribute to a more effective, engaged Board and better decision-making processes.

Who are the nominees this year?

Our Board has nominated the following three persons to serve as Class II Directors:  Red Cavaney; John B. Crowe; and David B. Ferraro.  If elected, each nominee would hold office until the 2015 Annual Meeting of Stockholders or until his earlier death, resignation or removal.  We anticipate that each of these nominees will be available for election, but if a situation arises in which he is unavailable, the proxy will be voted in accordance with the best judgment of the named proxies unless directed.

What are the backgrounds and qualifications of this year's nominees and those directors whose terms are continuing?

Information about the three individuals nominated as directors and the continuing members of our Board is provided below.

Nominees for Election as Class II Directors (Terms expiring 2015)

Red Cavaney, age 69, has been a director of Buckeye since 1996.  Since November 2008, he has been Senior Vice President – Government Affairs of ConocoPhillips Company.  From 1997 to October 2008, he served as President and Chief Executive Officer of the American Petroleum Institute.  He was President, Chief Executive Officer and a director of the American Plastics Council from 1994 to 1997 immediately following service as President of the American Forest & Paper Association and President of its predecessor, the American Paper Institute.  He is also a member of the Boards of Directors of the US Chamber of Commerce and the National Association of Manufacturers, as well as past Chairman of the American Society of Association Executives and the American Council on Capital Formation.

Key Attributes, Experiences and Skills:  Mr. Cavaney offers deep knowledge of our industry from his positions with the American Forest & Paper Association and the American Paper Institute.  Additionally, his knowledge of the energy industry and his understanding of government agencies and government activities are important resources to us.  In addition, Mr. Cavaney provides valuable leadership experience as a result of the various executive positions he has held.

John B. Crowe, age 65, has been a director of Buckeye since August 2004.  Since July 2006, he has served as Chairman of the Board and Chief Executive Officer of Buckeye. From April 2003 through June 2006, he served as President and Chief Operating Officer of Buckeye.  He was Senior Vice President, Wood Cellulose from January 2001 to April 2003.  He joined Buckeye in December 1997 and was Vice President, Wood Cellulose from January 1998 to January 2001.  Prior to joining Buckeye, he was Executive Vice President and General Manager at Alabama River Pulp Co., Inc. and Alabama Pine Pulp Co., Inc. from 1994 to 1997.  He was Vice President and Site Manager of Flint River Operations, a subsidiary of the Weyerhaeuser Company from 1992 to 1994.  From 1979 to 1992, he served in numerous positions with the Procter & Gamble Company.  Mr. Crowe is a director of Myers Industries, Inc.

Key Attributes, Experiences and Skills:  Mr. Crowe’s service as our Chairman and Chief Executive Officer and his various other management positions with our company provides significant leadership and management experience.  Mr. Crowe also provides a deep understanding of our industry, having 32 years of experience in manufacturing, serving in multiple plant manager and site manager roles.

David B. Ferraro, age 74, a private investor, has been a director of Buckeye since March 1993.  From April 2003 through June 2006, he served as Chairman of our Board and our Chief Executive Officer; he retired from the Company in September 2006.  From March 1993 to April 2003, he was President and Chief Operating Officer of Buckeye.  He was Manager of Strategic Planning of The Procter & Gamble Company from 1991 through 1992.  He served as President of Buckeye Cellulose Corporation, then a subsidiary of Procter & Gamble, from 1989 through 1991, as its Executive Vice President and Manager of Commercial Operations from 1987 through 1989, and as its Comptroller from 1973 through 1986.

Key Attributes, Experiences and Skills:  As our former Chairman and Chief Executive Officer, Mr. Ferraro offers our Board a deep and comprehensive knowledge of our company, our customers and our industry.  Mr. Ferraro also provides valuable financial expertise, having previously served as our chief financial officer.

Incumbent Directors – Class III Directors (Terms expiring 2013)

Shannon A. Brown, age 55, has been a director since August 2012, when the Board appointed Mr. Brown to fill the unexpired term of Kristopher J. Matula, a former Class III director.  Since 2008, Mr. Brown has served as Senior Vice President, HR and Chief Diversity Officer for FedEx Express.  From 2005-2008, Mr. Brown served as Senior Vice President, HR and Chief Diversity Officer for FedEx Ground.  Prior to that, Mr. Brown held various positions at FedEx Express from 1998-2005.

Key Attributes, Experiences and Skills:  Mr. Brown provides substantial experience in human resources to our Board, with extensive experience in leadership development, recruitment, employee benefits and compensation.  Mr. Brown's positions as Chief Diversity Officer for FedEx Express and FedEx Ground since 2003 provide our Board with significant leadership experience.

Lewis E. Holland, age 69, has been a director of Buckeye since September 2005.  He is also a director of Evolve Bank & Trust.  Mr. Holland was President of Henry Turley Company, a real estate company specializing in development of urban communities, from 2001 until his retirement in September 2009.  He previously served as Vice Chairman and Chief Financial Officer and also head of ancillary businesses at National Commerce Bancorporation from 1994 until July 2001.  From 1989 to 1994, Mr. Holland was a partner with the accounting firm of Ernst & Young LLP where he managed the Memphis audit staff.

Key Attributes, Experiences and Skills:  Mr. Holland provides substantial financial expertise to our Board through his positions with Ernst & Young LLP, National Commerce Bancorporation and Evolve Bank & Trust.  Mr. Holland also offers leadership experience as a result of his positions as President of Henry Turley Company and Vice Chairman and Chief Financial Officer of National Commerce Bancorporation.

Virginia B. Wetherell, age 65, has been a director of Buckeye since May 2006.  She is co-founder and a director of Florida Biomass Energy, LLC and serves as President of Wetherell Consulting, Inc.  From 1991 to 1998, she served as Secretary to the Florida Department of Environmental Protection.  From 1988 to 1991, she served as the Deputy Director to the Florida Department of Natural Resources.  From 1982 to 1988, she served as a State Representative to the Florida House of Representatives.

Key Attributes, Experiences and Skills:  Ms. Wetherell provides our Board with extensive knowledge of environmental issues through her experience as Secretary to the Florida Department of Environmental Protection and Deputy Director to the Florida Department of Natural Resources.    As co-founder and director of Florida Biomass Energy, LLC, she is knowledgeable in the areas of bio-energy and sustainability.  Ms. Wetherell also offers leadership experience as a former legislator, a former public servant and as President of Wetherell Consulting, Inc.

Incumbent Directors -- Class I Directors (Terms expiring 2014)

George W. Bryan, age 68, has been a director of Buckeye since April 2001.  Mr. Bryan served as a Senior Vice President of the Sara Lee Corporation between 1983 and 2000.  Mr. Bryan is a director of Regions Financial Corp.  Mr. Bryan is also a private real estate developer and President of Old Waverly Properties, LLC.

Key Attributes, Experiences and Skills:  Mr. Bryan offers valuable leadership experience as a result of his holding several key positions in a major corporation in the areas of production, sales and marketing.  His experience as a member of the board of directors of other public companies also is valuable to Buckeye.

R. Howard Cannon, age 50, a private investor, has been a director of Buckeye since 1996.  Mr. Cannon resigned from service as an officer of Buckeye in April 2005 to pursue other interests.  From April 2003 to April 2005, he served as Senior Vice President, Wood Cellulose.  Mr. Cannon was Vice President, Nonwovens Sales from August 2000 to April 2003 and was Manager, Corporate Strategy from November 1999 to August 2000.  Before assuming a position with Buckeye, he was President of Dryve, Inc., a company which at one time consisted of 33 dry cleaning operations, a position he had held since 1987.

Key Attributes, Experiences and Skills:  As a former officer of the Company, Mr. Cannon provides our Board with a deep and comprehensive knowledge of, and experience with, our company and our industry.  Mr. Cannon has important leadership experience; his financial experience and business expertise gained in founding and developing a successful business with 33 locations add value to the Company.

Katherine Buckman Gibson, age 50, has been a director of Buckeye since August 2004.  Since April 2000, she has been Chairman of the Board of Directors of Bulab Holdings, Inc., the parent company of Buckman.  From May 1993 to May 2001, she served as Secretary of Buckman and as Vice President-Legal from 1994 to 2001.  She also serves as Vice Chairman of Buckman.

Key Attributes, Experiences and Skills:  Ms. Buckman Gibson’s service with Buckman, a leading manufacturer of specialty chemicals for aqueous industrial systems serving the pulp and paper, water treatment and leather markets, provides our Board with substantial industry experience.  She offers significant leadership experience by virtue of her extensive international commercial experience and her legal and financial education.

How are our directors compensated?

Board Fees

Directors who are our employees are not entitled to receive any fees for serving as directors.  Directors who are not our employees receive the following annual director and committee fees, for which cash components are payable in equal quarterly installments:

Types of Compensation	Amount
Board Retainer
$40,000 annually (payable in equal quarterly installments) and restricted stock having a value of $50,000 as determined by the closing trading price of the Company’s common stock on the grant date (i) on the date a person becomes a director if he or she became a director on a date other than the date of the annual stockholders meeting and (ii) on the date of the annual stockholders meeting, and vesting ratably over a three year period; however, if Proposal 3 passes relating to the move to annual election of directors, the vesting will occur over a one year period.

Board Meeting Fees	None
Committee Meeting Fees	$1,000 per meeting
Service Fees:
Presiding Director	$10,000 annually
Audit Committee Chair	$10,000 annually
Audit Committee Member	$5,000 annually
Compensation Committee Chair	$6,000 annually
Nominating & Corporate Governance Committee Chair	$4,000 annually
Compensation Committee and Nominating & Corporate Governance Committee Member	$2,500 annually

Amended and Restated Formula Plan for Non-Employee Directors

Prior to May 15, 2006, non-employee directors received (i) an initial grant of an option to purchase 10,000 shares of common stock upon election or appointment to the Board if not appointed or elected at an annual meeting, and (ii) a grant of an option to purchase 10,000 shares of common stock on the date of each annual meeting at which the director was newly elected, re-elected or continued to serve on the Board.  The Amended and Restated Formula Plan for Non-Employee Directors (“Formula Plan”), under which these options were granted, expired on May 15, 2006, and no additional options may be granted under the Formula Plan.

Pursuant to the Formula Plan, options were granted with an exercise price equal to the fair market value of the common stock on the date of grant.  Under the Formula Plan, each option issued on the date of an annual meeting became fully exercisable on the first anniversary of its issuance or the next regularly scheduled annual meeting of stockholders, whichever occurred first.  Each option issued on a date other than the date of an annual meeting of stockholders became fully exercisable on the first anniversary of its issuance.  Upon the termination of a non-employee director’s tenure as a result of death or disability, all unvested options granted pursuant to the Formula Plan will vest and remain exercisable for one year.  Upon the termination of a non-employee director’s tenure for any other reason, all unvested options will expire immediately and vested options will expire 90 days after the date of termination.

Effective August 8, 2006, to replace the benefits that had been granted under the Formula Plan, the Non-Employee Directors Compensation Committee elected to grant each director additional cash compensation in the amount of $20,000 (i) at the time the director is appointed or elected to the Board if not appointed or elected at an annual meeting and (ii) at each annual meeting at which the director is newly elected, re-elected or continues to serve on the Board.  The Board encouraged each director to invest this component of compensation in Buckeye’s common stock.  Upon the approval of the 2007 Omnibus Incentive Compensation Plan at the 2007 annual meeting of stockholders, awards of stock options and restricted stock again became available for grant to the non-employee directors and the practice of paying $20,000 additional cash compensation was terminated.

Other Benefits

Our directors are reimbursed for out-of-pocket expenses related to their service as directors.

Are there stock ownership guidelines for directors?

In April 2008, our Board adopted stock ownership guidelines for non-employee directors, which originally required each non-employee director to own Company stock equal to three times the director’s annual cash retainer. Restricted stock counts toward ownership requirements; unexercised stock options do not count toward ownership requirement. In August 2011, our Board increased the ownership guidelines, which are reflected in the following table:

Stock ownership guidelines for non-employee directors
•  Stock ownership equal to lesser of (i) 13,289 shares1 or (ii) 5X annual cash retainer2;
•  Directors will have 5 years to accumulate required ownership level;
•  Ownership levels will be expressed as a required number of shares, so that directors will not have to recalibrate their holdings as the stock price fluctuates.

(1)  This is the original fixed share guideline adopted by the Board; it was originally based on a targeted value of 3X the $40,000 annual board retainer divided by $9.03, which was our closing stock price at the time the guidelines were established in 2008.
(2)  For purposes of the 5X calculation only, the target share level is recalculated annually using Buckeye 30 day average closing price leading up to the most recent June 30 fiscal year end.

Are there any family relationships between our directors and our executive officers?

There are no family relationships between or among any of our directors and executive officers.

How many votes are needed to elect directors?

The three nominees receiving the most “For” votes among votes properly cast in person or by proxy at the Annual Meeting will be elected (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

GOVERNANCE OF THE COMPANY

What is corporate governance and how do we implement it?

Corporate governance is a set of rules established by us to ensure that our directors, executive officers and employees conduct the Company’s business in a legal, impartial and ethical manner.  Our Board has a strong commitment to sound and effective corporate governance practices.  We are incorporated under the laws of the State of Delaware.  Our management and our Board have reviewed and continue to monitor our corporate governance practices in light of Delaware corporate law, U.S. federal securities laws and the listing requirements of the New York Stock Exchange, or the NYSE.

What documents establish and implement our corporate governance practices?

The Code of Business Conduct and Ethics, the Employee Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were adopted by us for the purpose of increasing transparency in our governance practices as well as promoting honest and ethical conduct, promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us, and promoting compliance with all applicable rules and regulations that apply to us and our officers and directors.

The Code of Business Conduct and Ethics applies to the members of our Board, our Chief Executive Officer and our senior financial officers as well as all our other officers and employees.  It provides that any waiver of this code may be made only by our Board.  Any waiver in favor of a director or executive officer is publicly disclosed.  We disclose amendments to, and waivers from, the Code of Business Conduct and Ethics, if any, on our website, www.bkitech.com.

Where can I access the Company’s corporate governance documents?

Our Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee may be accessed at the Investors tab of our website, www.bkitech.com.  In addition, any stockholder or other interested party may request, without charge, a copy of the Company’s corporate governance documents by submitting a written request for any of such materials to:  Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN  38108-0407, Attention: Corporate Secretary.

How often did our Board meet in 2012?

Our Board held 11 meetings during 2012.  Directors are expected to attend each meeting of our Board and each meeting of those Committees on which they serve.  In addition to meetings, our Board and its Committees review and act upon matters through written consent procedures.  All of the directors attended 75% or more of the total number of meetings of the Board and those Committees on which they served during the last fiscal year.

We adopted a policy for attendance by our Board at our stockholder annual meetings that encourages directors, if practicable and time permitting, to attend our stockholder annual meetings.  Four of our directors attended the Annual Meeting of Stockholders held on November 3, 2011.

What committees have been established by our Board?

Our Board currently has three standing committees:  the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent.  The following table sets forth the current membership of our standing committees:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
George W. Bryan		X	X (Chair)
Red Cavaney	X	X (Chair)
R. Howard Cannon	X		X
Katherine Buckman Gibson	X		X
Lewis E. Holland	X (Chair)	X
Virginia B. Wetherell		X	X

Who are our independent directors?

In accordance with the NYSE’s listing requirements, our Board has evaluated each director’s independence from us and our management based on the NYSE’s definition of “independence.”  In its review of each director’s independence, our Board reviewed whether any transactions or relationships exist currently or, during the past three years existed, between each director and us and our subsidiaries, affiliates, equity investors or independent registered public accounting firm.  The Board also examined whether there were any transactions or relationships between each director and members of our senior management or their affiliates.  Based on the review of the Board and the NYSE’s definition of “independence,” the Board has determined that a majority of our Board is “independent.”  The independent directors are Mr. Brown, Mr. Bryan, Mr. Cavaney, Mr. Cannon, Mr. Ferraro, Ms. Buckman Gibson, Mr. Holland and Ms. Wetherell.  Our Board has also determined that each of the members of our Audit Committee is “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”.

What is the leadership structure of the Board and why is it appropriate for Buckeye?

Our Chief Executive Officer also serves as the Chairman of the Board, and we have an independent Presiding Director with broad authority and responsibility. Our Board appointed George W. Bryan as the Presiding Director to preside over executive sessions of non-management directors effective August 7, 2012, for a one year term.  From August 2, 2011 through the expiration of his term on August 7, 2012, Mr. Cannon served as Presiding Director to chair meetings of our Board’s executive sessions of non-management directors. The non-management directors met in executive session at least one time during fiscal year 2012.

Our Board believes that this leadership structure—a combined Chairman of the Board and Chief Executive Officer and an independent Presiding Director—is the most appropriate structure for us at this time. Because the Chief Executive Officer has extensive knowledge of our business, our Board has concluded that he is in the best position to lead most effectively by serving in the key position of Chairman of the Board.  In addition, the Chief Executive Officer is able to act as a conduit between the Board and management to plan and execute Board meetings, to provide updates between Board meetings, as necessary, and to efficiently execute Board directives. We believe that this leadership structure reduces the potential for confusion about leadership roles and duplication of efforts.  Finally, this structure allows a single person to speak for and lead Buckeye and our Board, while also providing for effective oversight by an independent Board through an independent Presiding Director.  Our Board believes that leadership of both our Board and Buckeye by Mr. Crowe is the best structure to lead us in the achievement of its goals and objectives and establishes an effective balance between effective Company leadership and appropriate oversight by non-employee directors.

What role does our Board play in the oversight of risk management?

Our Board implements its risk oversight function both as a whole and through its Committees.  Throughout the year, our Board and the Committees to which it has delegated responsibility conduct risk assessments and discuss identified risks and how to eliminate or mitigate such risks.

Management communicates regularly with our Board and its Committees on significant risks and how they are being managed, and directors are free to communicate directly with senior management.  Management believes that we have developed effective internal control processes to identify and manage risks.

The Audit Committee has primary responsibility for overseeing our risk management.  It oversees risks related to our financial statements, the financial reporting process, accounting and legal matters.  The Audit Committee oversees the internal audit function and our ethics and compliance program.  The Compensation Committee evaluates the risks associated with the Company’s compensation philosophy and programs.  The Nominating and Corporate Governance Committee oversees risks associated with its areas of responsibility, including, along with the Audit Committee, our Code of Business Conduct and Ethics.  In addition, our Board is routinely informed of our developments that could affect our risk profile and business in general.

How can you communicate with our Board?

Stockholders and other interested parties may send communications to our Board or any Committee of the Board by writing to our Board or the Committee at Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN  38108-0407, Attention: Corporate Secretary.  The Secretary will distribute all stockholder and other interested party communications to the intended recipients and/or distribute to the entire Board, as appropriate.

In addition, stockholders and other interested parties may also contact the Presiding Director or the non-management directors as a group by writing to the Presiding Director, c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN  38108-0407, Attention: Corporate Secretary.  The Secretary will forward all stockholder and other interested party communications to the Presiding Director who will review and distribute, if addressed to the non-management directors, all stockholder and other interested party communications to the non-management directors as a group.

What are our complaint procedures?

Complaints and concerns about our accounting, internal accounting controls or auditing or related matters may be submitted by writing to the Chairman of the Audit Committee, c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN  38108-0407, Attention: Corporate Secretary.  Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.”  Alternatively, complaints and concerns about our accounting, internal accounting controls or auditing or related matters may be submitted by our employees and other interested parties confidentially and anonymously by sending them to Chair, Audit Committee, Buckeye Technologies Inc., P.O. Box 22471, Memphis, TN  38122-9998.  Employees may report concerns by using a confidential web-based service or a toll-free telephone "hotline." Complaints and concerns about our accounting, internal accounting controls or auditing or related matters may also be submitted by electronic mail to Sheila Jordan Cunningham, our General Counsel, at sheila_cunningham@bkitech.com.  Due to technical constraints, electronic mail submissions may not be anonymous.

What are the responsibilities of the Audit Committee?

The Audit Committee currently consists of Mr. Lewis E. Holland (Chairman), Mr. Red Cavaney, Mr. R. Howard Cannon and Ms. Katherine Buckman Gibson, all of whom are independent directors of Buckeye under the listing standards of the NYSE.  Our Board has determined that Mr. Holland is an “audit committee financial expert” as such term is defined in the rules of the Securities and Exchange Commission, or the “SEC.”

The Audit Committee met seven times during fiscal year 2012.  A copy of the Audit Committee charter is available to our stockholders and other interested parties at the Investors tab on our website at www.bkitech.com and is also available in print to any stockholder or other interested party who makes a request to our Corporate Secretary.  Ernst & Young LLP currently serves as our independent registered public accounting firm.

The Audit Committee has the authority and responsibility to:

•	hire one or more independent registered public accountants to audit our books, records and financial statements and to review our systems of accounting (including our systems of internal control);

•	discuss with the independent registered public accounting firm the results of the annual audit and quarterly reviews;

•	conduct periodic independent reviews of the systems of accounting (including systems of internal control);

•	make reports periodically to our Board with respect to its findings; and

•	undertake other activities described more fully in the section called “Report of the Audit Committee of the Board.”

What are the responsibilities of the Compensation Committee?

The Compensation Committee currently consists of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Mr. Lewis E. Holland and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE.  Each member of the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code”.

The Compensation Committee met five times during fiscal year 2012.  Our Board adopted a written charter for our Compensation Committee, which is available to our stockholders and other interested parties at the Investors tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to our Corporate Secretary.

The Compensation Committee’s responsibilities include:

•	determining, or recommending to our Board for determination, the compensation and benefits of all of our executive officers;

•	reviewing our compensation and benefits plans to ensure that they meet corporate objectives as well as evaluating the risk associated with the compensation and benefit plans;

•	reviewing and recommending to the entire Board the compensation for Board members;

•	administering our stock plans and other incentive compensation plans; and

•	other matters that our Board specifically delegates to the Compensation Committee from time to time.

The responsibilities of the Compensation Committee are described in more detail in the section called “Compensation Discussion and Analysis.”

During 2012, the Compensation Committee retained Pearl Meyer & Partners to provide information and recommendations on various issues, including long-term incentive compensation.  During fiscal 2012, our Chief Executive Officer, along with other members of management, provided recommendations to, and participated in portions of the Compensation Committee’s meetings with respect to the compensation to be received by persons other than themselves.

What are the responsibilities of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee currently consists of Mr. George W. Bryan (Chairman), Mr. R. Howard Cannon, Ms. Katherine Buckman Gibson and Ms. Virginia B. Wetherell, all of whom are independent directors of Buckeye under the listing standards of the NYSE.

The Nominating and Corporate Governance Committee met eight times during fiscal year 2012.  Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is available to our stockholders and other interested parties at the Investors tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary.

The Nominating and Corporate Governance Committee has the authority and responsibility to:

•	assist our Board by actively identifying individuals qualified to become Board members;

•	recommend to our Board the director nominees for election at the next annual meeting of stockholders or for appointment to our Board, as appropriate;

•	monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;

•	lead our Board and each committee of our Board in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation;

•	review and establish, for approval by the full Board, succession planning and retention practices for the Chief Executive Officer; and

•	develop and recommend to our Board and administer our Corporate Governance Guidelines.

When evaluating director candidates, the Committee considers several factors, including the individual’s character, judgment, ethics, integrity, familiarity with our business and whether his or her experience and skills are complementary to our Board and business.  Generally, candidates have significant leadership, industry and finance experience.  The Committee will also consider the candidate’s willingness to devote a sufficient amount of time to perform his or her duties as a director effectively and other relevant factors it deems appropriate.  The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by our Board, and our Board determines the nominees after considering the recommendation and report of the Committee.

During the fiscal year ended June 30, 2012, the Committee did not engage any third party to assist it in identifying or evaluating nominees for election to our Board.

The Committee will consider nominees to our Board recommended by stockholders if stockholders comply with our advance notice requirements.  Our By-laws provide that a stockholder who wishes to nominate a person for election as a director at a meeting of stockholders must deliver written notice to our Secretary.  This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act, and certain other information, including the name and address of the stockholder delivering the notice as it appears on our stock records, the number and class of shares held of record by such stockholder, information about derivative securities holdings of such stockholder, any arrangement or understanding pursuant to which such stockholder has a right to vote or has granted a right to vote any shares of our stock, whether such stockholder has a short interest in any of our securities, whether such stockholder is entitled to a fee based on the value of our securities, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate such nominee, and a certification that such stockholder has complied with all applicable federal, state and other legal requirements in connection with such stockholder’s acquisition of our securities and such stockholder’s acts or omissions as a stockholder of us.  The foregoing summary does not include all requirements a stockholder must satisfy in order to nominate a candidate to the Board.  Stockholders who wish to recommend a nominee to our Board should read carefully our By-laws, which are available at the Investors tab of our website at www.bkitech.com.

In order to be eligible to be a nominee for election as a director of the Company by a stockholder, such potential nominee must deliver to our Secretary a written questionnaire providing the requested information about the background and qualifications of such person and a written representation and agreement that such person is not and will not become a party to any voting agreements, any agreement or understanding with any person with respect to any compensation or indemnification in connection with service on our Board, and would be in compliance with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Stockholder nominations must be submitted in accordance with the deadlines set forth under the caption “STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING” located on page 69 of this Proxy Statement.  Stockholder nominations should be sent to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary.

Where can I find information on Buckeye’s other executive officers?

For additional information on Buckeye’s executive officers, please refer to the “Executive Officers of the Registrant” section of our annual report on Form 10-K for the fiscal year ended June 30, 2012, which was filed with the SEC on August 29, 2012.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Has the Audit Committee selected our independent registered public accounting firm for fiscal year 2013?

The Audit Committee has reappointed Ernst & Young LLP as our independent registered public accounting firm, to audit and certify our financial statements for the fiscal year ending June 30, 2013.  In making the decision to reappoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Ernst & Young LLP is incompatible with maintaining that firm’s independence.

Is stockholder approval required for the appointment of the independent registered public accounting firm for 2013?

Stockholder ratification of the appointment of Ernst & Young LLP as Buckeye’s independent registered public accounting firm is not required by Buckeye’s By-laws or other governing documents.  The Board is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance.  However, the Audit Committee is not bound by a vote either for or against the proposal.  The Audit Committee will consider a vote against Ernst & Young LLP by our stockholders in selecting our independent registered public accounting firm in the future.  Even if our stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of Buckeye and our stockholders.

Will representatives of Ernst & Young LLP attend the Annual Meeting?

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting.  They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

What fees were paid to our independent registered public accounting firm in 2012 and 2011?

During fiscal years 2012 and 2011, Ernst & Young LLP not only acted as the independent registered public accounting firm for Buckeye and our subsidiaries (work related to auditing the annual financial statements for fiscal years 2012 and 2011 and reviewing the financial statements included in our Forms 10-Q) but also rendered other services on our behalf, including tax-related services.

The Audit Committee has the sole authority to pre-approve any non-audit services to be provided by the independent registered public accounting firm.  The Audit Committee approved 100% of the services reflected in the table below under audit fees, audit related fees and tax fees.  The Audit Committee considers whether the provision of permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services related to the two most recent fiscal years and for other services billed in the two most recent fiscal years.

Type of Service	2012	2011
Audit Fees (1)	$1,224,545	$1,139,238
Tax Fees (2)	$183,716	$231,550
Total	$1,408,261	$1,370,788

(1)  “Audit Fees” consisted of fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements. Also includes fees for services provided in connection with other statutory or regulatory filings or engagements, such as attest service, consents and review of documents filed with the SEC.

(2)  “Tax Fees” consisted of fees associated with tax compliance, including tax return preparation.

Has the Audit Committee determined Ernst & Young LLP’s independence from Buckeye?

The Audit Committee has considered the non-audit services provided by Ernst & Young LLP and determined that the provision of such services had no effect on Ernst & Young LLP’s independence from Buckeye.

How does the Audit Committee pre-approve services provided by the independent registered public accounting firm?

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent registered public accounting firm is required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and all fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.

How many votes are needed to ratify the appointment of our independent registered public accounting firm for 2013?

Approval of the proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting of Stockholders (assuming a quorum of a majority of the outstanding shares of common stock is present).  However, the Audit Committee is not bound by a vote either for or against the proposal.

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee for fiscal year 2012 consisted of Mr. Red Cavaney, Mr. R. Howard Cannon, Ms. Katherine Buckman Gibson and Mr. Lewis E. Holland (Chair).

All four directors who served on the Audit Committee in the 2012 fiscal year met the independence, financial literacy and qualification standards required by the NYSE.  Our Board determined that Mr. Holland is an “audit committee financial expert,” as defined by SEC rules, for fiscal year 2012.  The Audit Committee operates in accordance with its written charter, which was most recently revised in April 2012.  A copy of this charter is available on our website at www.bkitech.com.

The Audit Committee has obtained from the independent registered public accounting firm, Ernst & Young LLP, a formal written statement describing all relationships between the auditors and Buckeye that might bear on the auditors’ independence, as required by Public Company Accounting Oversight Board, or the “PCAOB”, Rule 3526, “Communication with Audit Committees Concerning Independence.”  The Audit Committee also has discussed with the auditors any relationships that may affect their objectivity and independence, and it has considered Buckeye’s payment of fees to the auditors. The Audit Committee confirms that the registered public accounting firm is independent of Buckeye.

Management is responsible for: the preparation, presentation and integrity of Buckeye’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Buckeye’s internal control over financial reporting. Buckeye’s internal auditor is responsible for testing such internal controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of Buckeye’s financial statements in accordance with the standards of the PCAOB and to issue a report thereon, as well as expressing an opinion on the effectiveness of Buckeye’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management, the internal auditor and the independent registered public accounting firm to review and discuss the audited financial statements, including a discussion of the quality and acceptability of Buckeye’s financial reporting and controls. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.  The Audit Committee has also received both management’s and the independent registered public accountant’s reports on internal control over financial reporting.

           Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended that our Board include the audited financial statements in Buckeye’s Annual Report on Form 10-K for the year ended June 30, 2012, filed with the Securities and Exchange Commission.  The Audit Committee has also recommended the reappointment, subject to stockholder ratification, of the independent registered public accounting firm, Ernst & Young LLP.

Audit Committee Lewis E. Holland, Chairman Red Cavaney R. Howard Cannon Katherine Buckman Gibson

PROPOSAL 3 — APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has determined that it would be in the best interests of the Company and its stockholders to amend our Second Amended and Restated Certificate of Incorporation to phase out the classification of the Board and provide for the annual election of all directors as described below (the "Declassification Amendment"). The Board has unanimously approved, and recommends that the Company's stockholders approve, the Declassification Amendment.

Why are we proposing to amend the Second Amended and Restated Certificate of Incorporation to de-classify the Board?

The Board recognizes that a classified board of directors structure may offer several advantages, such as promoting continuity and stability of the Board, encouraging directors to take a long-term perspective, and ensuring that a majority of the Board will always have prior experience with the Company.  Additionally, classified boards may provide protection against unwanted takeovers and proxy contests, as they make it more difficult for a stockholder to gain control of the board without the cooperation or approval of incumbent directors.

Many institutional investors and others, however, believe that a classified board structure effectively reduces the accountability of directors because it limits the ability of stockholders to evaluate and elect all directors on an annual basis. Many institutional investors believe that the annual election of directors is important for stockholders to influence the composition and implementation of corporate governance policies. Opponents of classified boards also believe they inappropriately discourage takeover proposals and proxy contests that could have the effect of increasing stockholder value.

The Board has considered the advantages and disadvantages of the classified board structure, and has unanimously voted to propose to the stockholders that our Second Amended and Restated Certificate of Incorporation be amended to provide that directors be elected annually. The Declassification Amendment provides that annual elections will be phased in beginning with the 2013 annual meeting of stockholders, and that by the 2015 annual meeting of stockholders, all directors will be elected to one-year terms. In reaching this determination, the Board concluded that the benefits of a classified board structure were outweighed by the following considerations:

•
Our belief that providing our stockholders with the opportunity annually to record their views on the collective performance of the Board and on each director individually will further ensure that our corporate governance policies provide accountability to stockholders; and

•
Our belief that, although annual election of directors may enhance the ability of a third party to acquire control of Buckeye without engaging in arm’s-length discussions with the Board, there are other factors that reduce the likelihood that a third party would be successful in taking over Buckeye without engaging in such discussions with the Board.

What are the changes that are being proposed to the Second Amended and Restated Certificate of Incorporation?

Article Eight, paragraph (c) of our Second Amended and Restated Certificate of Incorporation currently divides the Board into three classes of directors, each of which is elected for a three-year term. This proposal would amend that section of the Second Amended and Restated Certificate of Incorporation to provide that all directors would be elected each year at the annual meeting of stockholders. If amended, Article Eight, paragraph (c) of the Second Amended and Restated Certificate of Incorporation would read as follows:

(c) The number of directors which shall constitute the whole board shall be such as from time to time shall be fixed by resolution adopted by the affirmative vote of a majority of the board of directors except that such number shall not be less than one (1) nor more than fifteen (15), the exact number to be determined by resolution adopted by the affirmative vote of a majority of the board of directors.  Subject to the special right of the holders of any class or series of Preferred Stock, voting separately as a class, to elect one or more directors of the Corporation:

(i) From the effective date of this Certificate of Amendment until the election of directors at the 2013 annual meeting of stockholders, the board of directors shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), composed, respectively, of directors who were elected at the 2011, 2012 and 2010 annual meetings of stockholders, or directors appointed to fill the vacancy of a director elected at such meetings, with the directors in Class I having a term expiring at the 2014 annual meeting of stockholders, the directors in Class II having a term expiring at the 2015 annual meeting of stockholders and the directors in Class III having a term expiring at the 2013 annual meeting of stockholders, and in all cases also continue as to each director until his or her successor is elected and qualified.

(ii) At each annual meeting of stockholders beginning with the 2013 annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders and until their successors shall be elected and qualified and, effective with the 2015 annual meeting of stockholders, the classification of the board of directors shall be eliminated and all directors thereafter shall be elected annually. Vacancies on the board of directors, for any reason, and newly created directorships resulting from any increase in the authorized number of directors may be filled by (i) the stockholders at an annual or special meeting, as provided in the by-laws or (ii) the affirmative vote of a majority of the board of directors then in office, although less than a quorum, or by a sole remaining director.  So long as the board of directors consists of classes of directors, any person appointed to fill a vacancy shall be designated by the board of directors as either a Class I, Class II or Class III director, with a term that expires as set forth above; provided that the directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, no director may be removed from office without cause.

If the Declassification Amendment is approved, how will that affect director elections?

To comply with Delaware law, the Declassification Amendment would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors who have been appointed to fill the unexpired term of such directors and directors elected at the 2012 Annual Meeting). Class III directors, who were elected for three-year terms at the 2010 annual meeting of stockholders, would stand for election at the 2013 annual meeting of stockholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Similarly, Class I directors, who were elected for three-year terms at the 2011 annual meeting of stockholders, would stand for election at the 2014 annual meeting of stockholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Class II directors elected at the 2012 Annual Meeting for a three-year term would stand for election at the 2015 annual meeting of stockholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Thus, if the Declassification Amendment is approved by stockholders at the Annual Meeting, then all directors would be elected annually beginning with the annual meeting of stockholders in 2015.

What vote is required for approval of the Declassification Amendment?

Pursuant to Article Nine of our Second Amended and Restated Certificate of Incorporation, the Declassification Amendment requires the affirmative vote of at least eighty percent (80%) of the shares of our common stock outstanding on the record date.

What happens if the Declassification Amendment is not approved by stockholders at the 2012 Annual Meeting?

If stockholders do not approve the Declassification Amendment, the Declassification Amendment will not take effect. In that event, the Board will continue to be divided into three classes of directors, each of which would continue to be elected to and serve for three-year terms.

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

PROPOSAL 4— APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED BY-LAWS TO ADOPT MAJORITY VOTING IN UNCONTESTED ELECTIONS OF OUR DIRECTORS

The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has determined that it would be in the best interests of the Company and its stockholders to amend our Amended and Restated By-laws ("By-laws") to provide for majority voting for directors in uncontested elections as described below (the "Majority Voting Amendment"). The Board has unanimously approved, and recommends that the Company's stockholders approve, the Majority Voting Amendment.

How are directors currently elected?

        Our By-laws currently provide that our directors are elected by a plurality of the votes cast in the election of directors. Under this plurality vote standard, the director nominees who receive the highest number of affirmative votes cast are elected as directors. Accordingly, a director may be elected without receiving a majority of votes cast "FOR" his or her election, even if the number of "WITHHELD" votes exceeds the number of "FOR" votes.

Why are we proposing to amend the By-laws to provide for majority voting for directors in uncontested elections?

        Stockholders of many public companies have recently urged that directors be required to receive a majority of the votes cast in favor of their election, rather than be elected under the plurality voting standard. As a part of the ongoing review of our corporate governance practices, our Board determined that it is in the best interest of the Company and our stockholders to implement a majority vote standard in uncontested director elections. Our Board concluded that the adoption of a majority vote standard will reinforce the Board's accountability to our stockholders by requiring that a nominee for election to the Board obtain more "FOR" than "WITHHOLD" votes in order to be elected.

        Our Board believes, however, that the plurality vote standard should continue to apply in contested director elections. If a majority vote standard is used in a contested election, fewer candidates could be elected to the Board than the number of authorized Board seats.

What are the changes that are being proposed to the By-laws?

        The implementation of the majority vote standard requires the amendment of Article III, Section 2 of our By-laws. If approved, Article III, Section 2 of the By-laws would read as follows:

Section 2.  Number; Election and Term of Office.  The number of directors which shall constitute the board shall be nine (9) effective November 3, 2006, but the number of directors may be changed and established from time to time by resolution of the board.  A nominee for director shall be elected to the board of directors if the votes cast for such nominee's election exceed the votes withheld from such nominee's election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the corporation receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 12 of Article II of these By-laws and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before the corporation first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.  The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III.  Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Additionally, contingent on stockholder approval of the Majority Voting Amendment, our Board also has approved a policy with respect to director elections to reflect the Board's commitment to nominate only candidates who agree to tender their resignation from the Board in the event such director is not elected by a majority of the votes cast by the Company's stockholders in an uncontested election (the "Board Policy on Director Elections"). We are incorporated in Delaware, and under the Delaware General Corporation Law, even if an incumbent director does not receive the vote required for re-election, that director will continue to serve as a "holdover director" until a successor is elected and qualified. The Board Policy on Director Elections provides that the Board expects a director to tender his or her resignation if he or she fails to receive the majority vote in an uncontested election. The Nominating and Corporate Governance Committee will then act on an expedited basis to determine whether to accept the director's resignation and will submit such recommendation for prompt consideration by the Board.

        In addition, the Board has approved the amendment of Article II, Section 12 of our By-laws in the event that the Majority Voting Amendment is approved by our stockholders at the Annual Meeting to provide an additional requirement for stockholders wishing to nominate a person for election to our Board at a meeting of our stockholders pursuant to the advance notice requirements set forth in our By-laws.  If the Majority Voting Amendment is approved, the following would be added as new subsection (D) to Article II, Section 12, Subsection (b)(iii) of our By-laws:

(D)               a statement whether such person, if elected, intends to tender, promptly following such person's election or re-election, an irrevocable resignation effective upon such person's failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the board of directors, in accordance with the corporation's Board Policy on Director Elections.

If our stockholders do not approve the Majority Voting Amendment to implement a majority vote standard in uncontested director elections, the Board Policy on Director Elections and the amendment to Article II, Section 12 of the By-laws discussed above will not be implemented.

If the Majority Voting Amendment is approved, how will that affect director elections?

        If approved, the Majority Voting Amendment will become effective immediately following the Annual Meeting. The new majority vote standard would then be applicable to any uncontested election of directors occurring thereafter.

What vote is required for approval of the Majority Voting Amendment?

        Pursuant to Article Nine of our Second Amended and Restated Certificate of Incorporation, the Majority Voting Amendment requires the affirmative vote of at least eighty percent (80%) of the shares of our common stock outstanding on the record date.

What does the Board recommend?

        THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT OF OUR AMENDED AND RESTATED BY-LAWS TO ADOPT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS.

PROPOSAL 5 — APPROVAL OF OUR AMENDED AND RESTATED BUCKEYE TECHNOLOGIES INC. 2007 OMNIBUS INCENTIVE COMPENSATION PLAN

The Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan (the “Original Plan”) allows the Company to grant stock-based compensation awards in order to attract and retain selected employees and non-employee directors by offering them a greater stake in the success of the Company, and to encourage ownership of the Company’s common stock by employees and non-employee directors.

The total number of shares of common stock that were authorized for grant under the Original Plan was 3,500,000.  As of August 7, 2012, 441,742 shares of common stock remained available for issuance under the Original Plan, assuming such awards were made as options (the “Remaining Shares”).  Additionally, as of August 7, 2012, another 1,149,350 shares awarded under the Original Plan remain either unvested and/or unexercised and accordingly remain subject to the Original Plan (the “Awarded Shares”).

The Company intends to continue to provide incentive opportunities to its employees and non-employee directors.  However, Section 162(m) of the Internal Revenue Code (the “Code”), does not allow publicly held companies to deduct non-performance-based compensation paid to certain executives above $1 million per executive for the year.  Awards of performance-based compensation that are granted under plans approved by stockholders at least every five years are not subject to this deduction limit.   The Original Plan was approved by the Company’s stockholders at the November 2007 Annual Meeting and would need to be approved again in order for the Company to maintain the Section 162(m) exemption for performance-based equity compensation that may be granted in the future.

In light of this requirement to submit the equity plan for stockholder approval, and the recent introduction of performance share grants to executives, the Board decided to make certain other changes to the Original Plan.  On August 7, 2012, the Board adopted, subject to stockholder approval, the Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan (the “Amended Plan” or the “Plan”).  The Amended Plan made the following material amendments to the Original Plan:

•
The number of shares of our common stock available for issuance under the Amended Plan has been increased to 3,591,092, such amount includes the Remaining Shares and the Awarded Shares under the Original Plan.  Accordingly, the stockholders are being asked to approve an increase of 2,000,000 shares of our common stock which shall be available for issuance under the Amended Plan in connection with their approval.

•
Under the Original Plan, each share of our common stock awarded as a restricted share (including a performance-based award) reduced the total shares available for issuance under the Original Plan by one and three-fourths (1.75) shares.  Under the Amended Plan, each award, regardless of whether such award was a restricted share, an option or a performance-based award would reduce the total shares available for issuance under the Amended Plan by one (1.00) share.  Accordingly, the Remaining Shares, of which 252,424 shares were available for restricted share (or performance-based) awards under the Original Plan are now all available for restricted share (or performance-based) awards under the Amended Plan (because of the decrease in the reduction factor).

•
Under the Original Plan, the maximum number of shares of common stock that could be granted to any individual participant during any calendar year was limited to (a) 100,000 restricted shares, (b) 200,000 options and (c) 200,000 options and restricted shares in combination.  Under the Amended Plan, the maximum number of shares of common stock that may be granted to any individual participant during any calendar year is 200,000 shares regardless of the type of award the participant would receive.

•
Any shares granted under the Amended Plan that are used by a participant to satisfy any applicable tax withholding will no longer reduce the number of shares available for future grants under the Amended Plan.

•
Dividends, if any, paid with respect to the shares of our common stock underlying a performance-based award shall be subject to the same restrictions applicable to the performance-based award and shall only vest, if and to the extent, the performance-based award vests.

•	Any awards granted under the Amended Plan shall be subject to such recoupment or clawback policy as the Company may determine to adopt.
•	The term of the Amended Plan will expire on August 7, 2022.

The Board proposes that the stockholders approve the Amended Plan.  If this proposal is not approved by the stockholders, the Company may continue to grant awards under the Original Plan until the date all shares reserved under the Original Plan have been issued or the earlier termination of the Original Plan.  However, without such approval, all or a portion of the awards made to the Company’s Chief Executive Officer and the next four most highly compensated executives may not be deductible by the Company for federal income tax purposes.

General

The general purpose of the Amended Plan is to attract and retain selected employees and non-employee directors by offering them a stake in the success of the Company, and to encourage ownership of the Company’s common stock by employees and non-employee directors.

Summary of the Amended Plan

The following general description of certain features of the Amended Plan is qualified in its entirety by reference to the Amended Plan, a copy of which is attached to this Proxy Statement as Appendix A.

The Plan authorizes the grant of restricted stock or options to purchase shares of common stock as awards under the Plan. Options granted under the Plan may be either “incentive stock options” as defined in Section 422 of the Code, or nonqualified stock options, as determined by the Compensation Committee.

The aggregate number of shares of common stock available for awards under the Plan is 3,591,092, all of which may be issued pursuant to options intended to qualify as incentive stock options.  The total number of shares reserved includes: 441,742 shares available for issuance under the Original Plan, and 1,149,350 shares underlying awards, which remained unvested and/or unexercised under the Original Plan. The closing price of a share of common stock on September 5, 2012 was $30.20.

Subject to an adjustment necessary upon a stock split, stock dividend, stock repurchase, merger, reorganization or similar change in the Company’s corporate capitalization, the maximum number of shares of common stock available for awards that may be granted to an individual participant during any calendar year is 200,000.

If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of common stock subject to such award will again be available for future grant.  Any shares granted under the Plan that are used by a participant to satisfy any applicable tax withholding on an award will not reduce the number of shares available for future grant under the Plan and will again be available for grant under the Plan.  However, any shares granted under the Plan that are used to satisfy the exercise price of an option, either by net exercise or otherwise, will reduce the number of shares available for future grant under the Plan and will not again be available for grant under the Plan.

In addition, if there is any change in the Company’s corporate capitalization, the Compensation Committee will, as it determines appropriate, adjust the number and kind of shares of common stock which may be issued in connection with future awards, the number and kind of shares of common stock covered by awards then outstanding under the Plan, the number and kind of shares of common stock available under the Plan, the exercise or grant price of any outstanding award to preserve its economic value, or may make provision for a cash payment with respect to any outstanding award.  However, as noted later, the Plan prohibits stock option “repricings” or exchanges of “underwater” stock options for cash or other types of awards without prior stockholder approval.

Administration

The Plan is administered by the Compensation Committee.  Subject to the provisions of the Plan, the Compensation Committee has the authority to:

▪	select the participants who will receive awards under the Plan, the type of awards to be granted, the number of shares subject to awards and the terms and conditions of awards;

▪	determine whether participants have met applicable performance goals under an award;

▪	adopt, amend and rescind rules and regulations relating to the Plan;

▪	construe and interpret the Plan and to make all other determinations it deems necessary or advisable for the administration of the Plan; and

▪	establish any “blackout” trading period that it deems necessary or advisable.

The Compensation Committee may also delegate all or a portion of its responsibility to one or more of its members, the Chief Executive Officer of the Company, or to a secondary committee made up of one or more of its members; however, only the Compensation Committee may grant awards to participants subject to Section 16 of the Exchange Act or Section 162(m) of the Code.

Eligibility

All employees and non-employee directors are eligible to participate in the Plan. The approximate number of such persons eligible to participate in the Plan is 1,270; however, the Plan is primarily intended to reward senior key managers for the Company's operational performance.  In fiscal 2012, grants were made to approximately 75 key senior managers and non-employee directors.  Only employees and non-employee directors who are selected by the Compensation Committee will receive awards under the Plan.

Each award granted under the Plan will be evidenced by a written award agreement between the participant and the Company describing the award and the terms and conditions to which the award is subject. The principal terms and conditions of each type of award are described below.

Types of Awards under the Amended Plan

Restricted Stock. An award of restricted stock is a grant to the participant of a specified number of shares of common stock, which are subject to forfeiture upon the happening of certain specified events and/or the failure to achieve specified performance goals during the restriction period. An award of restricted stock will be evidenced by a restricted stock agreement that will specify the duration of the restriction period, the performance, employment or other conditions under which the restricted stock may be forfeited and the amount, if any, the participant must pay to receive the restricted stock. Unless otherwise determined by the Compensation Committee, during the restriction period, the participant has the right to receive dividends from, and to vote, the shares of restricted stock. If not previously forfeited, at the end of the restriction period, the forfeiture conditions will lapse and the unrestricted shares will be delivered to the participant.

Options. An option is a right to purchase shares of common stock for a specified period of time at a fixed price (the “exercise price”). An option may be either an “incentive stock option” that intends to satisfy the requirements of Section 422 of the Code, or a non-qualified stock option, as determined by the Compensation Committee. Each option agreement will specify the number of shares which may be purchased pursuant to the option, the exercise price, the type of option, the term of the option, and the date when the option will become exercisable.

The exercise price will be determined by the Compensation Committee, but will not be less than the fair market value of a share of common stock on the date of grant. The term of the option will be no more than 10 years. Payment for shares issued upon exercise of an option must be made within three days of the date of exercise in cash, or through a broker with the proceeds of the sale of shares purchased through the exercise of the option (a “cashless exercise”). In addition, with the consent of the Compensation Committee, payment may be made with shares of common stock held by the participant and valued at fair market value or by requesting the Company to withhold an appropriate number of shares of common stock from the shares acquired by the exercise of the option.

Performance-Based Awards. Performance-based awards are awards of restricted stock which are based on the attainment of specified performance goals. A performance-based award will vest and become payable to the participant upon achievement during a specified performance period of performance goals established by the Compensation Committee. Performance goals may be established on a Company-wide basis, or with respect to any subsidiary or business unit of the Company. Generally, any dividends paid with respect to a performance-based award shall be subject to the same restrictions as the performance-based award, and such dividends shall only vest, if and to the extent, the performance-based award so vests.

In the case of performance-based awards granted to participants who are “covered employees” under Section 162(m) of the Code, the applicable performance goals are limited to one or more of the following:

▪	the price of common stock;

▪	market share;

▪	revenue;

▪	earnings per share of common stock;

▪	return on stockholder equity;

▪	costs;

▪	cash flow;

▪	return on net assets, total assets or invested capital;

▪	operating income;

▪	net income;

▪	book value per share of common stock;

▪	expense management;

▪	improvements in capital structure;

▪	profitability;

▪	maintenance or improvement of profit margins;

▪	total stockholder return;

▪	earnings before interest taxes, depreciation and amortization (EBITDA); and

▪
any other financial or other measurement deemed appropriate by the Compensation Committee, as it relates to the results of operations or other measurable progress of the Company, its subsidiaries, or any business unit thereof.

Performance goals may be expressed in absolute or relative terms and may be based on comparisons with past performance of the Company or other companies. Performance may also include or exclude specified items such as catastrophic losses, strategic gains or losses, discontinued operations, accounting changes and other similar unusual items. In addition, with respect to awards that are not intended to qualify as “performance-based” under Section 162(m) of the Code, performance goals may include any other goal that the Compensation Committee or its designee determines to be appropriate.

Change in Control

Unless otherwise provided in an Award agreement, upon a change in control, all options will vest and become exercisable, the restrictions applicable to restricted stock will lapse, and all restricted stock will become transferable. In addition, the Compensation Committee may take the following actions upon a change in control:

•	cancel any outstanding awards in exchange for a cash payment;

•	after having given the participant a reasonable chance to exercise any outstanding options, terminate any or all of the participant’s outstanding options;

•	where the Company is not the surviving corporation, cause the surviving corporation to assume all outstanding awards or replace all outstanding awards with comparable awards; or

•	take any other action that it deems appropriate.

A “change in control” is defined in the Plan as:

•
an acquisition of at least 25% of the voting power of the Company’s voting securities (“voting securities”), other than (i) an acquisition by or from the Company or any subsidiary or any employee benefit plan or related trust maintained by the Company or any subsidiary; (ii) an acquisition by an underwriter in connection with any firm commitment underwriting of securities to be issued by the Company; or (iii) an acquisition by any corporation if, immediately after the acquisition, more than 75% of the outstanding shares of common stock of that corporation is beneficially owned by all or substantially all of the individuals and entities who, prior to the acquisition, were the beneficial owners of the Company’s common stock and voting securities;

•
a merger, reorganization or consolidation other than an event which would result in the beneficial owners of the common stock and voting securities of the Company prior to the transaction continuing to own more than 75% of the common stock and voting securities of the Company or other surviving entity immediately after such event;

•	a complete liquidation or substantial dissolution of the Company, or the sale or other disposition of all or substantially all of the Company’s assets, other than to a wholly owned subsidiary; and

•	the individuals who constitute the Board and any new director whose election was approved by a majority of the Board cease to constitute a majority of the Board.

Effective Date, Amendments and Termination

Subject to stockholder approval, the Plan will be effective as of August 7, 2012. The Plan will terminate on August 7, 2022, unless earlier terminated by the Board. Termination will not affect awards outstanding at the time of termination. The Board may amend, suspend or terminate the Plan so long as stockholder approval is required for any amendment which would (i) increase the number of shares subject to the Plan; (ii) result in the repricing of any outstanding option or the exchange of an underwater option for a new option or other award, or (iii) require stockholder approval by law, regulation, or the rules of any stock exchange or automated quotation system. The Compensation Committee may amend or terminate any outstanding award and any award agreement without a participant’s consent so long as the amendment does not materially and adversely impact the participant. The Compensation Committee may also substitute an award for another type of award provided that the terms and economic benefit of the substituted award are at least equivalent to the terms and the economic benefit of the award being replaced. Notwithstanding, any performance condition specified in connection with an award will remain subject to adjustment by the Compensation Committee, except to the extent such adjustment would affect the status of an award as “performance-based compensation” under Section 162(m) of the Code.

Certain Federal Income Tax Consequences

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other considerations that may be relevant to a participant.

Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option results in taxable income to an option holder or a deduction to the Company. If the option holder holds the stock received upon exercise for at least two years from date of grant and one year after the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain, and the Company will not be entitled to a deduction. If, however, the shares are disposed of prior to the completion of this period (a “disqualifying disposition”), then the option holder will include as compensation income for the year of the disposition, an amount equal to the excess of the fair market value of the shares upon exercise over the exercise price of the option, or if less, the excess of the amount realized upon disposition over the exercise price. The Company will be entitled to a corresponding deduction at that time. Any proceeds in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon whether the shares have been held for more than one year. If the sales price is less than the exercise price of the option, this amount will be treated as a short-term or long-term capital loss, depending on whether the shares have been held for more than one year.

Under the Plan, incentive stock options may, if permitted by the Compensation Committee, be exercised in whole or in part with shares of common stock held by the option holder. Such an exercise will be treated as a tax-free exchange of the shares of common stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of common stock received, and the equivalent number of shares will have a tax basis equal to the tax basis of the surrendered shares. Shares of common stock received in excess of the number of shares surrendered will have a tax basis of zero.

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the option holder or deduction to the Company at the time it is granted. An option holder will recognize compensation income at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price. The Company will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in compensation income by the option holder. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will be short-term or long-term capital gain depending on whether the shares have been held for more than one year. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of its exercise price and the amount included in income with respect to such option.

Under the Plan, non-qualified options may, if permitted by the Compensation Committee, be exercised in whole or in part with shares of common stock held by the option holder. Such an exercise will be treated as a tax-free exchange of the shares of common stock surrendered for an equivalent number of shares of common stock received, and the equivalent number of shares will have a tax basis equal to the tax basis of the surrendered shares. Shares of common stock received in excess of the number of shares surrendered will have a tax basis of zero.

Restricted Stock. Restricted stock received pursuant to awards, including performance-based awards, will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a holder of restricted stock does not make the election described below, then the restricted stock holder realizes no taxable income upon the receipt of restricted stock and the Company is not entitled to a deduction at such time. When the forfeiture restrictions applicable to the restricted stock lapse, the restricted stock holder will realize compensation income equal to the fair market value of the shares at that time, less any amount paid for the shares, and the Company will be entitled to a corresponding deduction. A restricted stock holder’s tax basis in restricted stock will be equal to the fair market value when the forfeiture restrictions lapse, and the holding period for such shares will begin at that time. Upon a subsequent sale of the shares, the restricted stock holder will realize short-term or long-term gain or loss, depending on whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the restricted stock holder’s hands.

Individuals receiving shares of restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the restricted stock holder elects to recognize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the restricted stock holder receives them (valued without taking the restrictions into account), less any amount paid for the shares, and the Company will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the restricted stock holder will recognize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize gain or loss with respect to the shares when they are sold. The restricted stock holder’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the restricted stock holder, and the holding period for such shares begins at that time. If, however, the shares are subsequently forfeited, the restricted stock holder will not be entitled to claim a loss with respect to the shares to the extent of the income recognized by the restricted stock holder upon the making of the Section 83(b) election. To make a Section 83(b) election, a restricted stock holder must file an appropriate form of election with the Internal Revenue Service and with the Company, each within 30 days after shares of restricted stock are received, and the restricted stock holder must also attach a copy of his or her election to his or her federal income tax return for the year in which the shares are received.

In general, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation income (not dividend income) received by the restricted stock holder. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made generally will be treated as dividend income.

Withholding. The Company is entitled to deduct from the payment of any award all applicable income and employment taxes required by federal state or local law to be withheld, or to take such other action as the Compensation Committee may deem advisable to enable the Company or any subsidiary and participants to satisfy tax obligations relating to any award.

Section 162(m) Limitations. Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers, unless the compensation is “performance-based compensation” and meets certain other requirements outlined in Section 162(m) and related regulations. Under the Plan, the Compensation Committee may in its discretion grant awards that are intended to qualify as performance-based compensation.

New Plan Benefits

The benefits that may be awarded under the Amended Plan, if the Company’s stockholders approve the Amended Plan are not currently determinable. Awards that may be granted under the Amended Plan are within the discretion of the Compensation Committee and are dependent upon many factors, including the value of the Company’s common stock at the time grants are made.  Accordingly, it is not possible to determine the benefits that will be received if stockholders approve the Amended Plan.

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED BUCKEYE TECHNOLOGIES INC. 2007 OMNIBUS INCENTIVE COMPENSATION PLAN.

PROPOSAL 6 — APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Why are we submitting this matter to stockholders?

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are now entitled to vote, on an advisory basis, to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission. We currently conduct our advisory votes to approve the compensation of our named executive officers on an annual basis, and the next such advisory vote is expected to be conducted at our 2013 annual meeting of stockholders.  The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained on pages 37 through 67 of this Proxy Statement.

The Compensation Committee, which is responsible for reviewing and approving our executive compensation program, has designed our executive compensation program to reward our executive officers for achieving specified performance goals, building stockholder value and maintaining long-term careers with Buckeye. We reward these three aspects so that our executive team will make balanced annual and long-term decisions that we expect will result in consistent financial performance and the achievement of our strategic business objectives. We believe the compensation program for our named executive officers has been instrumental in helping Buckeye to continue to motivate its personnel to build stockholder value. As discussed in more detail in the Compensation Discussion and Analysis, for 2012, each executive officer’s bonus opportunity was directly tied to specified goals and objectives, the success or failure of which directly impacted the bonuses awarded to our executive officers for 2012 performance, and equity grants are intended to reward long-term stockholder value creation.  We encourage you to carefully review the Compensation Discussion and Analysis beginning on page 37 of this Proxy Statement for additional details on our executive compensation program as well as the reasons and processes for how our Compensation Committee determined the structure and amounts of the 2012 compensation of our named executive officers.

What are you being asked to vote on?

Stockholders are being asked to vote on the following resolution:

RESOLVED, the stockholders of Buckeye Technologies Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures in such Proxy Statement.

Is this vote binding?

No—this vote is advisory only and will not be binding on our Board or the Compensation Committee. However, our Board and the Compensation Committee recognize the importance of receiving input from our stockholders on important issues such as named executive officer compensation and will take into account the outcome of the vote when considering our executive compensation program.

What does the Board recommend?

FOR ALL OF THE REASONS DISCUSSED IN OUR CD&A, FOUND AT PAGES 37 THROUGH 67 OF THIS PROXY STATEMENT, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that were beneficially owned as of September 5, 2012 by:  (A) each person known to own more than 5% of the Company’s shares; (B) each director of the Company and each of the named executive officers, as defined in “Compensation Discussion and Analysis” below; and (C) all directors and executive officers of the Company as a group.

Name		Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)

(A)	BlackRock, Inc. (2)	2,966,141	7.5%
	40 East 52nd Street New York, New York 10022

	Dimensional Fund Advisors LP (3)	2,864,432	7.2%
	Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746

	NewSouth Capital Management, Inc. (4)	2,845,064	7.2%
	999 S. Shady Grove Rd., Suite 501 Memphis, Tennessee 38120

	The Vanguard Group, Inc. (5)	2,463,049	6.2%
	100 Vanguard Boulevard Malvern, Pennsylvania 19355

(B)	Shannon A. Brown (6)	1,639	*
	George W. Bryan (7)	41,167	*
	R. Howard Cannon (8)	375,797	*
	Red Cavaney (9)	75,337	*
	John B. Crowe (10)	592,016	1.5%
	Steven G. Dean (11)	115,015	*
	Douglas L. Dowdell (12)	70,931
	David B. Ferraro (13)	161,310	*
	Katherine Buckman Gibson (14)	50,217	*
	Lewis E. Holland (15)	43,667	*
	Paul N. Horne (16)	82,258	*
	Kristopher J. Matula (17)	48,269	*
	Virginia B. Wetherell (18)	15,217	*

(C)	All Directors and Executive Officers as a group (17 persons) (19)	1,994,447	5.0%
____________
* Less than 1% of the issued and outstanding shares of our common stock.

(1)
Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 39,624,272  shares issued and outstanding as of September 5, 2012.  Options to purchase an aggregate of 418,911 shares are exercisable or become exercisable within 60 days of September 5, 2012.  Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)
BlackRock, Inc., filed a Schedule 13G/A with the SEC on February 13, 2012, reporting that it had the sole power to dispose of or direct the disposition of and the sole power to vote or direct the vote of 2,966,141 shares, which constitutes more than 5% of our common stock.

(3)
Dimensional Fund Advisors LP filed a Schedule 13G/A with the SEC on February 14, 2012, reporting that it had the sole power to dispose of or direct the disposition of 2,864,432 shares, which constitutes more than 5% of our common stock.

(4)
NewSouth Capital Management, Inc. filed a Schedule 13G/A with the SEC on February 14, 2012, reporting that it had the sole power to dispose of or direct the disposition of 2,845,064 shares, which constitutes more than 5% of our common stock.

(5)
The Vanguard Group, Inc. filed a Schedule 13G/A with the SEC on February 9, 2012, reporting that it had the sole power to dispose of or direct the disposition of 2,401,709 shares and the shared power to dispose of or direct the disposition of 61,340 shares beneficially owned by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, which constitutes more than 5% of our common stock.

(6)	Includes 1,639 shares of restricted stock issued pursuant to our 2007 Omnibus Incentive Compensation Plan (the “2007 Omnibus Plan”).
(7)	Includes 10,000 shares issuable upon the exercise of options granted under our stock plan for non-employee directors; and 4,448 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(8)
Includes 10,000 shares issuable upon the exercise of options granted under our stock option plan for non-employee directors; and 4,448 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.  348,656 shares are pledged as security.

(9)
Includes 30,000 shares issuable upon the exercise of options granted under our stock option plan for non-employee directors; and 4,448 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(10)
Includes 24,962 shares held in our 401(k) and retirement plans; 81,474 shares of restricted stock issued pursuant to our Restricted Stock Plan; 85,912 performance shares issued under our 2007 Omnibus Plan; 186,914 shares issuable upon the exercise of options; and 30,793 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(11)
Includes 7,194 shares held in our 401(k) and retirement plans; 7,381 shares of restricted stock issued pursuant to our Restricted Stock Plan; 18,337 performance shares issued under our 2007 Omnibus Plan; 46,602 shares issuable upon the exercise of options; and 6,567 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(12)
Includes 28,524 shares held in our 401(k) and retirement plans; 15,682 shares of restricted stock issued pursuant to our Restricted Stock Plan; 16,617 performance shares issued under our 2007 Omnibus Plan; 4,085 shares issuable upon the exercise of options; and 6,023 shares of restricted stock issued pursuant to the 2007 Omnibus Plan.

(13)	Includes 4,448 shares of restricted stock issued pursuant to our 2007 Omnibus Plan. 24,080 shares are pledged as security.
(14)	Includes 10,000 shares issuable upon exercise of options granted under our stock plan for non-employee directors; and 4,448 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(15)	Includes 4,448 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(16)
Includes 1,833 shares held in our 401(k) and retirement plans; 26,706 shares of restricted stock issued pursuant to our Restricted Stock Plan; 16,177 performance shares issued under our 2007 Omnibus Plan; 1,281 shares issuable upon the exercise of options; and 5,721 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(17)	Includes 4,294 shares held in our 401(k) and retirement plans; 14,095 performance shares issued under our 2007 Omnibus Plan; and 22,307 shares issuable upon the exercise of options.
(18)	Includes 4,448 shares issuable upon exercise of options granted under our stock option plan for non-employee directors.
(19)
Includes an aggregate of 83,265 shares held in our 401(k) and retirement plans; 184,744 shares of restricted stock issued pursuant to our Restricted Stock Plan; 200,992 performance shares issued under our 2007 Omnibus Plan; 418,911 shares issuable upon exercise of options granted under the stock option plan for non-employee directors and our other stock option plans; and 99,684 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Our primary compensation philosophy is to offer a competitive compensation program that attracts, retains and rewards executive officers who contribute to Buckeye’s long term success and increased stockholder value. Our compensation discussion and analysis discusses the total compensation for our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers at June 30, 2012, or our “named executive officers.”  We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our financial and operational goals and stockholder value creation.  We generally reward executives for near-term and sustained longer-term financial and operating performance, stockholder value creation and leadership excellence.  Compensation opportunities are intended to align the interests of executives with those of our stockholders and encourage them to remain with Buckeye for long and productive careers.

The Compensation Committee regularly reviews Buckeye’s compensation philosophy and objectives. The Compensation Committee is also responsible for reviewing and approving compensation for Buckeye’s executive officers on an annual basis. A description of the Compensation Committee’s responsibilities is set forth in detail in its charter, which is posted on the Company’s website at www.bkitech.com.

Set forth below is a detailed discussion of the Company’s compensation program for its executive officers organized as follows:

Executive Summary	Page 38

Compensation Consultant	Page 40

Components of Buckeye’s Compensation Program for Executive Officers	Page 41

Process for Determining Compensation for Executive Officers	Page 42

Base Salary Determination for Executive Officers	Page 46

What Buckeye’s Short-Term Incentive Compensation Programs are Designed to Reward and How they Work	Page 47

What Buckeye’s Long-Term Incentive Compensation Program is Designed to Reward and How it Works	Page 52

Health and Welfare Benefits	Page 53

Retirement Plans	Page 53

Other Benefits Executive Officers Receive	Page 54

Description of Agreements with Executive Officers	Page 54

Events After June 30, 2012	Page 55

Tax and Accounting Considerations	Page 55

Compensation-Related Risk Assessment	Page 55

Executive Summary

We manage our business with the long-term objective of providing value to all of our constituents, namely, stockholders, customers, employees, suppliers, and the communities in which we have a presence. Our compensation programs are designed to support this overall objective. Our compensation philosophy is that compensation for all employees, including our named executive officers, should be:

•	fair and equitable when viewed both internally and externally;
•	competitive in order to attract and retain the best qualified individuals; and
•	aligned with performance.

We have designed our compensation programs to reflect each of these characteristics. Our named executive officers receive a compensation package that primarily consists of an annual base salary, short-term incentive awards, and long-term incentive awards. The performance-based incentives (tied to corporate performance, and in some cases, individual performance and strategic business area performance goals) seek to reward both short-term and long-term results and to align the interests of our executive officers and other participants with the interests of our stockholders.

The Compensation Committee approves the short-term and long-term incentive award performance targets for participants, including our named executive officers, in July or August of each year for the fiscal year commencing the prior July 1st. We believe that the performance targets approved by the Compensation Committee are both challenging and realistic, and require participants, including executive officers, to perform at a high level to earn target awards.

Fiscal Year 2012 Financial and Operational Performance

We had strong financial results in fiscal year 2012, as more specifically described under the heading “Management’s Discussion and Analysis” in our Annual Report on Form 10-K.  Highlights for fiscal year 2012 include:

•	record net sales and earnings;
•	significant increase in adjusted earnings per share;
•	strong return on invested capital; and
•	a 50% increase in declared dividends per share.

Our fiscal year 2012 performance was a key factor in the compensation decisions for the fiscal year, as more specifically discussed below. Fiscal year 2012 short-term incentive award opportunities were tied to very challenging or “stretch” performance goals.  As a result, even with our record earnings and sales performance, short-term incentives earned in Fiscal Year 2012 were below target award levels.

Summary of Fiscal Year 2012 Named Executive Officers’ Compensation

•
Annual Base Salary.  In fiscal year 2012, our named executive officers received annual base salary increases ranging from 2.9% to 7.4%.  Additionally, one executive officer (Mr. Horne, our Senior Vice President, Product and Market Development) received a lump sum market adjustment payment of $7,000, which was equal to 2.0% of salary.  All changes were effective as of October 1, 2011.

•
Short-Term Incentive Awards.  We have two short-term incentive plans in which our executive officers participate: the “All Employee Bonus” plan in which most of our employees participate and the “At-Risk Incentive Compensation”, or “ARC” plan in which our named executive officers and certain other employees participate.  Both short-term incentive compensation programs are performance-based and are designed to reward employees, including executive officers, for their contributions to Buckeye based primarily on clear, measurable criteria.  Through fiscal year 2011, a minor subjective component of the ARC plan was tied to subjective individual performance assessments.  Beginning in fiscal year 2012, this subjective component was eliminated for ARC plan participants at the level of senior vice president and above.  The Compensation Committee established various quantitative operational and performance targets for both the All Employee Bonus plan and the ARC plan.  The Compensation Committee reviews attainment of relevant goals for these areas each year. For each executive officer, the maximum award under the All Employee Bonus plan is currently capped at 15% of base salary.  In fiscal 2012, maximum award opportunities under the ARC plan were capped at 150% of base salary for the Chief Executive Officer, 120% of base salary for the Chief Operating Officer and 90% of base salary for each of the other named executive officers.  The Compensation Committee determined that the target award opportunity for each of the executive officers was 60% of the maximum award opportunity, in recognition of challenging performance goals established for 2012.  As discussed in more detail below, the Compensation Committee determined that our named executive officers partially satisfied most of the quantitative performance measures under both short-term incentive plans between threshold and target levels, earning on average approximately 41% of maximum awards under the ARC plan and approximately 28% of maximum awards under the All Employee Bonus plan.  Accordingly, the Compensation Committee awarded the following short-term incentive awards to our named executive officers:

Name	All Employee Bonus Plan Achievement as a % of Base Salary	All Employee Bonus Plan Award	At Risk Incentive Compensation Plan Achievement as a % of Base Salary	At Risk Incentive Compensation Plan Award	Aggregate Short Term Incentive Awards
John B. Crowe	4.15%	$30,866	59.5%	$442,308	$473,174
Steven G. Dean	4.15%	$14,888	35.2%	$126,388	$141,276
Kristopher J. Matula	4.15%	$19,816	47.3%	$226,096	$245,912
Paul N. Horne	4.15%	$15,127	35.4%	$129,142	$144,269
Douglas L. Dowdell	4.15%	$14,110	44.7%	$151,980	$166,090

•
Long-Term Incentive Awards.  The Company’s long-term, performance-based compensation is stock-based and is designed to align the interests of management with the interests of our stockholders.  Expressed as percentages of salary, target awards in fiscal 2012 were equal to 150% for the Chief Executive Officer, 90% for the Chief Operating Officer, and 60% for other named executive officers.  In July 2011, named executive officers received equity grants provided through an equal value mix of stock options, service-based restricted stock, and performance shares tied to Buckeye’s 3-year total shareholder return relative to industry peers.

 Significant Compensation Practices and Recent Modifications

           Our compensation programs, practices, and policies are reviewed and reevaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. Listed below are some of our more significant practices and recent modifications.

•
Performance-Based Pay.  As discussed above, we have a strong pay for performance philosophy.  For fiscal year 2012, 44% to 56% of target total pay levels for our named executive officers were variable and tied to financial, operating, or stock price performance.  Additionally, 53% to 71% of target total pay for our named executive officers was provided in the form of short-term and long-term incentives.

•
Increased Emphasis on Performance Share Grants.  Beginning in Fiscal 2013, performance share grants will represent half (compared with 33% previously) of the target long-term incentive award mix for senior executives.  This change was made to further strengthen the link between executive pay and long-term performance.

•
Amendment to Change of Control Agreements.  In September  2011, we modified our change in control agreements with our named executive officers to more closely align with best competitive practice as discussed in more detail under the heading “Compensation Discussion and Analysis — Description of Agreements with Executive Officers.”

•
Increases to Stock Ownership Guidelines.  All of our named executive officers currently exceed the minimum stock ownership guidelines, thereby aligning each named executive officer’s long-term interests with our stockholders.  In August 2011, our Compensation Committee recommended, and our Board approved, stronger targeted stock ownership guidelines for our named executive officers, and other executive officers at the senior vice president level and for our Board.

•
Compensation Risk Assessment.  We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Buckeye.

•
Independent Compensation Committee.  Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and our director independence standards.

•	Independent Compensation Consultant. In Fiscal Year 2012, the Compensation Committee engaged Pearl Meyer & Partners to provide independent outside compensation consulting.

Compensation Consultant

To assist the Compensation Committee in assessing the market competitiveness of our compensation program and establishing executive compensation for fiscal 2012, the Compensation Committee retained Pearl Meyer & Partners, which is a nationally recognized compensation consulting firm, to:

•	compile market data and business performance statistics of comparable companies for Compensation Committee comparison and review,

•	assist in establishing a peer group of companies,

•	summarize trends and developments affecting executive compensation,

•	provide guidance on compensation structure as well as levels of compensation for our senior executives and the Board,

•	review equity grant practices and other topics as requested by the Compensation Committee, and

•	participate in Compensation Committee meetings.

Beginning in 2010, the Compensation Committee elected to have a comprehensive executive compensation study conducted on an annual basis.  The most recent Pearl Meyer & Partners study was completed in May 2012.  Pearl Meyer & Partners reports directly to the Compensation Committee, which directs its work, and Pearl Meyer & Partners regularly participates in Compensation Committee meetings.  The Compensation Committee has the sole authority to establish the nature and scope of Pearl Meyer & Partners' engagement, to approve Pearl Meyer & Partners' fees and to terminate Pearl Meyer & Partners' engagement.  Pearl Meyer & Partners does not provide any services to Buckeye other than those requested by the Compensation Committee with respect to executive compensation.  Based on these considerations, the Compensation Committee has determined that the advice it receives from Pearl Meyer & Partners is independent and objective.

All of the decisions with respect to determining the amount or form of compensation for our named executive officers are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Pearl Meyer & Partners.

Components of Buckeye’s Compensation Program for Executive Officers

Our executive compensation program consists of the following key components:

•	base salary,

•	annual performance-based incentive compensation,

•	long-term equity-based incentives, consisting of stock options, restricted stock and performance shares,

•	health and welfare benefits,

•	severance and change in control benefits, and

•	retirement benefits.

The following table provides additional information on our reasons for providing the various elements of executive compensation.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Skills, experience, competence, performance, responsibility, seniority, leadership and contribution to the Company	Provide fixed compensation for daily responsibilities

Short Term Incentive Compensation	Rewards annual achievement of specific business performance targets	Focus attention on meeting annual performance targets and our near-term success Provide additional cash compensation and incentives based on our annual performance
Long-Term Incentives
Restricted Stock
Appreciation in value of shares

Continued employment with the Company during the three-year vesting period

Stock Options
Increase in stock price

Continued employment with the Company during the three-year vesting period

Performance Shares
Achievement of multi-year financial performance success and/or shareholder value creation

Continued employment with the Company during the three-year vesting period

Focus attention on meeting longer-term performance targets and our long-term success

Create alignment with stockholders by providing executives with an equity stake and focusing efforts on longer-term stock price appreciation and total stockholder return

Management retention in a competitive marketplace

Health and welfare benefits	Provides benefits upon death or disability; provides medical coverage	Designed to provide a level of safety and security that allows employees to focus their efforts on running the business effectively

Severance and change-in-control provisions/agreements	Provides payments and other benefits upon termination of employment	Designed to ensure that executive officers remain focused on our business during transitions

Retirement benefits	Rewards long-term continued employment with Buckeye	Provide customary retirement benefits

Process for Determining Compensation for Named Executive Officers

We follow a two-phase process.  In the first phase, the Compensation Committee engages a compensation consultant to conduct a competitive compensation analysis of all primary pay components, including base salary, total cash compensation (base salary plus short-term incentive compensation) and total direct compensation (base salary plus short-term incentives plus the annualized value of long-term incentives).  The Compensation Committee generally targets total direct compensation at the 50th percentile relative to comparable organizations at a target level of performance.  Actual pay levels may be higher or lower, based on our actual versus planned performance and other factors as noted below.   In the second phase, we consider many factors in determining appropriate compensation levels for each executive officer. These considerations may include:

•	our analyses of competitive compensation practices;

•	the Compensation Committee’s evaluation of the named executive officers;

•	individual performance and contributions to performance goals;

•	Buckeye performance, including comparisons to market and peer benchmarks;

•	operational management, such as project milestones and process improvements;

•	internal working and reporting relationships and our desire to encourage collaboration and teamwork among our executive officers;

•	individual expertise, skills and knowledge;

•	leadership, including developing and motivating employees, collaborating within the company, attracting and retaining employees and personal development;

•	labor market conditions, the need to retain and motivate, the potential to assume increased responsibilities and the perceived long-term value to the company; and

•	information and advice from an independent, third-party compensation consultant engaged by the Compensation Committee.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executive officers. Ultimately, it is the Compensation Committee’s judgment of these factors along with competitive data that form the basis for determining the Chief Executive Officer’s compensation. The Compensation Committee and our Chief Executive Officer follow a similar practice to determine the basis of the other named executive officers’ compensation.

Compensation Benchmarking

The Compensation Committee uses a peer group to evaluate the targeted compensation levels and types of reward programs offered to our named executive officers against those of comparable companies in a peer group recommended by the compensation consultant and approved by our Compensation Committee.  The selection of a peer group generally is driven by selecting organizations that:

•	are similar to Buckeye in terms of size (i.e., revenue, net income, market capitalization), industry and/or global presence; and

•	have executive officer positions that are comparable to Buckeye in terms of breadth, complexity and scope of responsibilities.

The peer group approved and used by the Compensation Committee during 2012 was comprised of the following publicly traded companies, most of which are in the pulp and paper industry:

Aep Industries, Inc.	P. H. Glatfelter Company	KapStone Paper & Packaging Corporation
Fuller (H.B.) Co.	Neenah Paper Inc.	Omnova Solutions Inc.
Louisiana-Pacific Corp.	Rayonier Inc.	Schweitzer-Mauduit International, Inc.
Packaging Corporation of America	Wausau Paper Corp.
Tredegar Corporation	Clearwater Paper Corp.

Management and the Compensation Committee, with assistance from our independent compensation consultant, regularly evaluate the marketplace to ensure that our compensation programs remain competitive.  Data from published compensation surveys are used generally to assess the competitiveness and the reasonableness of awards. Composite market values developed by our independent compensation consultant for our named executive officers are generally based on an equally weighted blend of peer group proxy pay data and published survey data for comparably-sized organizations.  The Compensation Committee, however, does not believe that compensation levels and design should be based exclusively on benchmarking and, therefore, considers various business factors and committee members’ own experiences.

Base salary and overall compensation are generally targeted to be within a competitive range of the 50th percentile of comparable organizations, although individual variances may occur depending on a named executive officer’s experience and performance.  In making pay determinations, the Compensation Committee also takes other factors into consideration, such as corporate and individual performance, the specific roles, responsibilities and qualifications of each executive officer, time in position, and macroeconomic conditions.  The Compensation Committee believes that executive officer compensation should be aligned with our near-term and long-term business objectives and performance in order to ensure the commitment of our executive officers to our continued success.  Consequently, a significant portion of executive officer annual compensation is “at risk” and depends upon Buckeye’s and each individual executive’s performance against quantitative and qualitative performance criteria established annually.  To encourage each executive officer’s contribution to our long-term growth and profitability and to further enhance stockholder value and promote alignment with stockholder interests, the compensation program includes an equity-based component.  In establishing the specific components of executive compensation for fiscal 2012, the Compensation Committee based its decisions in part on the information and recommendations provided to it by Pearl Meyer & Partners.

Consideration and Effect of the Results of the Most Recent Stockholder Advisory Vote on Executive Compensation in Determining Compensation Policies and Decisions

In determining executive compensation for 2012, our Board of Directors considered our stockholders’ overwhelming approval of our executive compensation program at our November 3, 2011 Annual Meeting of Stockholders, with our “say on pay” proposal receiving the support of 94% of all votes cast. We believe that our stockholders appreciate and recognize the relationship between compensation and our Company’s performance.  As a result, our Board of Directors continued to apply the same principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder feedback in the future.

Our stockholders voted in favor of an advisory vote on executive compensation every year at the Annual Meeting of Stockholders held on November 3, 2011; therefore, we are holding another advisory vote on executive compensation at the 2012 Annual Meeting.  See Proposal 6 on page 34.

Roles of Executive Officers, Consultants and Advisers in Establishing Compensation

The Compensation Committee’s Role.  The Compensation Committee’s functions and members are described on page 17 of this Proxy Statement.  The Compensation Committee’s primary responsibility is the establishment and approval of compensation levels and compensation programs for our executive officers.  In the case of our Chief Executive Officer, the Compensation Committee makes recommendations to the independent directors of the Board with respect to equity awards.  Compensation decisions are designed to promote the achievement of our business objectives and strategy; therefore, the planning and evaluation of performance are continuous processes. Many of the compensation decisions for the executive officers generally are made annually during the July and August meetings of the Compensation Committee and the Board of Directors.  The Compensation Committee’s Charter is posted on our corporate website (www.bkitech.com).  The Compensation Committee meets as necessary to enable it to fulfill its responsibilities.  The Chairperson of the Compensation Committee is responsible for leadership of the Compensation Committee, presiding over its meetings, making committee assignments and reporting the Compensation Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.  The Chairperson, with the assistance of management, also sets the agenda for Compensation Committee meetings.

Among other things, the Compensation Committee may conduct or authorize studies of matters within its scope of responsibilities and may retain, at the Company’s expense, independent counsel or other consultants necessary to assist the Compensation Committee in any such studies.

In developing its views, the Compensation Committee believes that it is advisable to obtain input from management and from consultants retained by the Compensation Committee.  While the recommendations of management and the Compensation Committee’s consultants provide valuable guidance, the Compensation Committee ultimately makes all final decisions in carrying out its responsibilities and determining compensation levels and structure.   While the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of two or more members of the Compensation Committee, and may delegate authority to make grants and awards under any equity-based plan to the Chief Executive Officer with such limitations as determined by the Compensation Committee and as may be required by law or the listing standards of the NYSE, to date, the Compensation Committee has made no such delegation of its responsibilities. All members of the Compensation Committee are independent non-employee directors.

Management’s Role. The significant aspects of management’s role in the compensation process are:

•	Recommending business performance targets and objectives and providing background information about the underlying strategic objectives;
•	Evaluating employee performance;
•	Recommending cash compensation levels and equity awards;
•	The General Counsel works with the Compensation Committee Chairperson to establish the agenda for Compensation Committee meetings;
•
The Chief Executive Officer generally makes recommendations to the Compensation Committee regarding salary increases for executive officers (other than the Chief Executive Officer) during the regular merit increase process;

•	The Chief Executive Officer provides his perspective on recommendations provided by the consulting firm hired by the Compensation Committee regarding compensation program design issues; and
•
Other executive officers, at the request of the Compensation Committee, work with the outside consultants hired by the Compensation Committee, to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and longer-term goals.

When requested by the Compensation Committee, selected executive officers may also review consultant recommendations on plan design and structure and provide a perspective to the Compensation Committee on how these recommendations affect us from an administrative, accounting, tax or similar perspective.  The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the Chief Executive Officer.

The Role of Advisors and Consultants. By the terms of its charter, the Compensation Committee can retain and dismiss compensation consultants and approve their compensation, and the consultants report directly to the Compensation Committee.  The Compensation Committee’s compensation consultant is authorized to communicate with members of management as necessary.  For executive compensation awarded in 2012, Messrs. Crowe and Matula were assisted by certain members of senior management as well as the Compensation Committee’s compensation consultant in reviewing the competitive landscape for executive talent and structuring the types and levels of executive compensation for review by the Compensation Committee.  The Compensation Committee and the Board are responsible for establishing the compensation package for Mr. Crowe.  The Compensation Committee and the Board consulted with Pearl Meyer & Partners in determining the executive compensation opportunities and actual payouts for Mr. Crowe in fiscal 2012 as well as the executive compensation structure for fiscal 2013.

Use of Tally Sheets

As part of the Compensation Committee’s efforts to review and structure executive compensation, the Compensation Committee reviews tally sheets for executive compensation, inclusive of the value of equity awards.  The tally sheets assist the Compensation Committee in understanding the levels of executive compensation and benefits that have been, and may be, received by our executive officers, as well as realized and unrealized gains from equity awards and potential payouts upon various termination of employment scenarios.  The Compensation Committee will continue to review tally sheets for executive officers on an annual basis.

Timing of Awards

We have never “back-dated” any equity awards and have a policy against “backdating” of stock options or other such awards.  In addition, we adhere to the following policies as to the granting of equity awards:

•
The exercise price of each stock option awarded to our senior executives and other employees is the closing price of our stock on the date of grant, which generally is the date of the Compensation Committee meeting at which equity awards are approved.  Board and committee meetings generally are scheduled at least one year in advance.  Scheduling decisions are made without regard to anticipated earnings or other major announcements by us.  We prohibit the re-pricing of stock options without prior stockholder approval.

•	The grant date for equity awards, including stock options, is the date of approval of the grants, or a specified later date.
•	Except as set forth above, we do not have any program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information.

Recovery of Compensation in Certain Instances

If the Compensation Committee and the Board of Directors determine that an executive officer has engaged in fraudulent behavior or intentional misconduct, including with regard to the reporting of our performance, the Compensation Committee and the Board of Directors will immediately take corrective action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate.  Discipline would vary depending on the facts and circumstances, and could include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results.  Additionally, the Compensation Committee has adopted the Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan, which provides that any awards granted after adoption of such plan would specifically be subject to such clawback or recoupment policies that the Compensation Committee may adopt from time to time.  These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.  We have never determined that an executive officer has engaged in fraudulent behavior or intentional misconduct.

Stock Ownership Guidelines

At the recommendation of the Compensation Committee, the Board adopted stock ownership guidelines for our senior executives to further align their interests with stockholders by promoting long-term equity ownership.  Although the guidelines were initially expressed as a multiple of each executive’s base salary (ranging from 1X to 3X base salary), the Board approved a policy of translating the stock ownership guidelines into a specific number of shares based on the price of our stock at a specific point in time to minimize the impact of stock price volatility on required ownership levels.  The Board initially established the stock ownership requirements to a stock price of $9.03, which was the price of our stock on the date of the grant of equity awards to employees on April 29, 2008.  The resulting stock ownership guidelines for senior executives, expressed as a number of shares, were as follows:

Officer	Required Ownership of Company Stock
Chief Executive Officer	240,864 shares
Chief Operating Officer	100,775 shares
Senior Vice Presidents	From 33,223 shares to 38,760 shares depending on individual salary

The Compensation Committee periodically reviews and re-evaluates these targets.  Based on the Compensation Committee’s recommendation, in August 2011, the Board approved the following revised guidelines:

Officer	Required Ownership of Company Stock
Chief Executive Officer	Lesser of 6X salary or 240,864 shares
Chief Operating Officer	Lesser of 4X salary or 100,775 shares
Senior Vice Presidents	Lesser of 2X salary or fixed number of shares from the original guidelines (i.e., 1X salary divided by $9.03 price)

The revised guidelines double the required ownership levels, expressed as multiples of salary, as compared with the original program, to be more in line with competitive practice.  The revised guidelines are also intended to provide more flexibility to covered executives in terms of required ownership levels, recognizing that our stock price has significantly increased from the price ($9.03) used to establish the original fixed share levels. Share ownership levels associated with the revised salary multiples will be calculated each year based on our 30 day average closing stock price leading up to the fiscal year end.

For the purpose of these guidelines, stock ownership includes shares over which an individual has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options or unearned performance shares.  Management has five years from the later of the date the Board adopted the guidelines and the date on which an individual first became subject to the guidelines to accumulate the required stock ownership.

Base Salary Determination for Executive Officers

In determining base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, length of time in the position, prior experience, breadth of knowledge, competitive pay practice in the pulp and paper industry and related industries, including the peer group compensation information, and the level of competition among companies in our industry to attract and retain talented leaders.

The Compensation Committee reviews executive officers’ salaries annually at the end of the fiscal year and considers the base salaries for the upcoming fiscal year, taking into consideration market data provided by the compensation consultant and the executives’ roles and responsibilities, performance and experience in their respective positions.  Our policy is to review and adjust the salaries of our United States based employees, including our named executive officers, on October 1 of each year.  In addition, based on discussions with the Compensation Committee’s compensation consultant, we also began to provide lump sum payments rather than salary increases for employees, including our named executive officers, in situations where an employee meets or exceeds individual performance objectives and contributes to our success, has not received an increase in salary for several years and such employee’s salary is near or in excess of any applicable target compensation levels.

For fiscal year 2012, the Compensation Committee established the following base salaries or awarded the following lump sum awards, effective as of October 1, 2011, to our named executive officers:

Named Executive Officer	Base Salary	Lump Sum Payment
John B. Crowe	$750,000	$0
Steven G. Dean	$365,000	$0
Kristopher J. Matula	$485,000	$0
Paul N. Horne	$360,000	$7,000
Douglas L. Dowdell	$345,000	$0

The Compensation Committee took into account the results of the Pearl Meyer & Partners engagement, each component of compensation, and the average salary increase company-wide, and increased the executive officers' base salaries to the levels indicated in the above table.  Based on the most recent Pearl Meyer & Partners study, fiscal 2012 salaries fall within a competitive range (defined as +/- 15%) of the market 50th percentile for all named executive officers.

What Buckeye’s Short-Term Incentive Compensation Programs are Designed to Reward and How they Work

During fiscal 2012, our short-term incentive compensation programs consisted of the “All Employee Bonus” plan that allows most of our employees, including our executive officers, to earn bonuses of up to 15% of their base salary depending upon our business performance measured against specific annual targets.  Executive officers and certain other employees also participate in our At-Risk Compensation, or “ARC,” bonus plan.  The primary purpose of the ARC program is to align a meaningful portion of pay to the attainment of short-term goals in support of our annual business plan.  ARC participants are eligible to receive a bonus (with maximum award opportunities in fiscal 2012 ranging from 30% to as much as 150% of the actual amount paid to an employee as salary during the measurement period, depending on position) based on a combination of Buckeye’s business performance and the individual’s role in contributing to the success of Buckeye.

The short-term incentive compensation programs are intended to compensate executive officers and other participants for achieving our annual financial and operating goals at corporate and business unit levels. The Compensation Committee believes that this feature of compensation motivates executive officers to strive to attain our annual goals.  Our Board of Directors annually reviews and approves an overall business strategy for Buckeye.  The Compensation Committee reviews our financial and operating results in order to determine the performance level achieved in connection with the executive’s attainment of quantitative goals.  The weight of each performance factor varies by participant in the plan.  When setting the goals for these performance metrics, the Compensation Committee intends to establish levels that are both challenging and realistic, taking into consideration management plans and forecasts, our prior performance, peer company results, macroeconomic conditions and market expectations for Buckeye.  Fiscal 2012 performance goals proposed by management and approved by the Compensation Committee were set at very challenging levels.  As a result, the Compensation Committee set target award funding, associated with achieving budgeted goals, at 60% of maximum award opportunities, as compared with 50% of maximum levels in prior years.

All Employee Bonus Plan.  To align employees with the Company’s strategic goals and to foster an environment of Company-wide teamwork and a sense of site cohesiveness, the “All Employee Bonus” for fiscal year 2012 had two components: a Company-wide portion and a site-specific portion.  Under the Company-wide component, employees were eligible to earn a bonus of up to 6% of their annual salary if we achieved a Company-wide performance target.  Under the site-specific component, employees were eligible to earn an additional bonus of up to 9% of their annual salary based on achieving performance targets related to particular business objectives tailored to their specific site.  Each site had a safety goal, a cash flow goal, and a quality goal pertinent to the site’s business situation, as shown in the following table:

“All Employee Bonus”
	Measure	Percentage of Annual Salary*
Company-wide Portion	Adjusted earnings before interest and taxes (EBIT)	Up to 6%

Site-Specific Portion	Safety Site Cash Flow Quality/Customer Satisfaction	Up to 3% Up to 3% Up to 3%
	Potential Total Bonus	Up to 15%

* The cash flow incentive of one of our seven sites was up to 6% with no quality goal due to minimal off-quality production at that site.

We set challenging performance targets under our incentive compensation plans and require demanding performance targets to be significantly exceeded in order for maximum potential bonus opportunities to be earned.  Thus, for a named executive officer to receive the full bonus potential of 15% of salary, the challenging corporate and site impact performance targets had to be exceeded.  For purposes of determining fiscal 2012 award opportunities under this and other incentive compensation plans, the Compensation Committee used actual base salary earned during the fiscal year including the sum of any lump sum payments.   For each named executive officer, the annual incentive compensation, as a percentage of base salary, and the weighting among the individual criteria, is outlined below:

	Maximum Bonus Opportunity
	Adjusted EBIT(1)	Cash Flow (2)	Safety (3)	Quality (4)	Total

John B. Crowe	6%	3%	3%	3%	15%
Steven G. Dean	6%	3%	3%	3%	15%
Kristopher J. Matula	6%	3%	3%	3%	15%
Paul N. Horne	6%	3%	3%	3%	15%
Douglas L. Dowdell	6%	3%	3%	3%	15%

(1)	Earnings before interest and taxes adjusted to exclude certain amounts such as amortization, restructuring charges and asset impairment.
(2)
Operating cash flow minus capital expenditures, excluding the receipt of alternative fuel mixture credits, or “AFMC” and cellulose biofuel credits, or “CBC”, restructuring costs, proceeds from the sale of King and Americana, large unplanned capital projects and the tax benefit from worthless stock and capital loss deductions.

(3)
Our safety goals as measured by total incident rate, or TIR, which is a mathematical calculation that describes the number of recordable job-related injuries and diseases that occurred per 100 full-time employees in any given time frame.  It is based on a rate of 200,000 labor hours, which equates to 100 employees, who work 40 hours per week, and who work 50 weeks per year.

(4)
The quality measure for specialty fibers facilities was based on the relationship of imperfect tons produced to total tons produced.  An imperfect ton is any material which is rejected or requires deviation/concession for the customer to accept.  The quality measure for nonwoven materials facilities was based on yield improvement.  Yield measures the percentage of tons produced in relation to the raw materials that are used in the production process.  The quality performance was determined for each of our facilities and each facility’s bonus amount was based on that facility’s quality performance target.  The quality performance bonus payout for our five largest facilities was averaged and that average quality performance bonus payout determined the amount of bonus paid to the named executive officers for the quality portion of the “All Employee Bonus.”

For each component, the Compensation Committee established threshold, target and superior performance goals and corresponding award opportunities.  For results in between the designated performance targets, straight line interpolation is used to determine award payout levels.  The percentage of the fiscal 2012 maximum award opportunity earned at various levels of performance is reflected in the following table:

Percent of Criteria Opportunity Earned

Threshold	0%
Target	60%
Superior	100%

The performance targets established for the All Employee Bonus for fiscal 2012 were:

	All Employee Bonus Plan Goals
	(dollars in millions)
Bonus Performance Level	Buckeye Adjusted EBIT	Site Cash Flow	Site Safety	Site Quality
Threshold	$165.0	$ 91.0	2.4	0%
Target	$184.4	$104.0	1.7	60%
Superior	$197.4	$117.0	1.0	100%

Under the All Employee Bonus plan, 15% of company-wide Adjusted EBIT above a designated threshold level goes into the award pool up to a maximum of $138.7 million.  For fiscal year 2012, the threshold Adjusted EBIT level was $165 million.  Site-specific goals vary by location.

After reviewing Buckeye’s performance under the metrics described above, the Compensation Committee concluded that awards were earned between threshold and target levels for all measures other than Safety, where results were below the threshold level, resulting in no award for that component.  Resulting total award payouts for named executive officers were equal to 4.15% of salary.

The table below sets forth the amounts received under each-specific component of the “All Employee Bonus” by our named executive officers based upon the achievement of the performance levels discussed above.  These amounts also are reported in the “Non-Equity Incentive Plan Compensation (All Employee Bonus)” column of the Summary Compensation Table below.

Named Executive Officer	Adjusted EBIT	Cash Flow	Safety	Quality	Total
John B. Crowe	$7,214	$6,991	--	$16,660	$30,866
Steven G. Dean	$3,480	$3,372	--	$8,036	$14,888
Kristopher J. Matula	$4,632	$4,489	--	$10,696	$19,816
Paul N. Horne	$3,536	$3,426	--	$8,165	$15,127
Douglas L. Dowdell	$3,298	$3,196	--	$7,616	$14,110

At Risk Incentive Compensation Plan.  The primary purpose of the ARC program is to align a meaningful portion of pay to the attainment of short-term goals in support of our annual business plan.  ARC participants are eligible to receive a bonus based on a combination of Buckeye’s business performance and the individual’s role in contributing to the success of Buckeye.

In prior years, two-thirds of target awards under the ARC were tied to financial or other objective goals, with the remaining one-third based on subjective measures.  Beginning in fiscal year 2010, in order to align a larger portion of the ARC bonus to objective criteria, the Compensation Committee approved decreasing by 50% the portion of the ARC bonus that was based on subjective measures, so that five-sixths of the 2010 ARC bonus opportunity was based on objective financial or performance targets, and one-sixth was based on subjective performance factors.  Beginning in fiscal 2012, the subjective component was eliminated for participants at the level of Senior Vice President and above.

Each executive officer’s goals and target performance levels are established based on a mix of company-wide measures and, in certain cases, performance measures more directly linked to the executive’s specific role and responsibilities. The Chief Executive Officer recommends to the Compensation Committee proposed measures and targets for each executive officer (other than the Chief Executive Officer).  The Compensation Committee then reviews and approves the measures and targets based on assessment of probability of attainment, market conditions and our overall performance.  Fiscal year 2012 ARC performance goals and targets for executive officers were approved by the Compensation Committee at its August 6, 2011 meeting.  When setting ARC goals and corresponding award opportunities, the intent is to provide for total cash compensation levels that are comparable with the market median when challenging performance goals are achieved and above the market median when goals are exceeded.

Fiscal 2012 maximum ARC bonus opportunities were equal to 150% of base salary for the Chief Executive Officer, 120% of base salary for the Chief Operating Officer, and 90% of base salary for other named executive officers.  The following table summarizes the breakout of maximum award opportunities across the various performance metrics for each named executive officer:

	Maximum Bonus Opportunity (as % of Salary)
	Buckeye Cash Flow (1)	Earnings Per Share (2)	Return on Invested Capital (3)	Total Stockholder Return (4)	Safety (5)	Quality (6)	Total
John B. Crowe	50%	25%	30%	20%	12.5%	12.5%	150%
Steven G. Dean	30%	15%	20%	10%	7.5%	7.5%	90%
Kristopher J. Matula	40%	20%	25%	15%	10%	10%	120%
Paul N. Horne	40%	--	20%	10%	10%	10%	90%
Douglas L. Dowdell	10%	--	20%	10%	10%	10%	90% (7)

(1)
Operating cash flow minus capital expenditures, excluding the receipt of AFMC and CBC, restructuring costs, proceeds from the sales of Buckeye’s converting business in King, North Carolina and Buckeye’s Americana, Brazil plant, large unplanned capital projects, and the tax benefit from worthless stock and capital loss deductions.

(2)
Earnings per share adjusted to exclude restructuring costs, CBC, the reversal of interest payable to the IRS recorded in prior years for the use of funds from AFMC refunds expected to be exchanged for CBC, asset and goodwill impairment charges and the tax benefit from worthless stock and capital loss deductions.

(3)
Return on invested capital is equal to the quotient obtained by dividing (a) gross margin less selling, research, administrative and amortization expenses multiplied by the company-wide effective tax rate by (b) the sum of the annual averages of net accounts receivable, inventory, prepaid expenses and other, property plant and equipment, other non-current assets and current liabilities.

(4)
This measure compares one-year total shareholder return, as measured by stock price appreciation plus dividend reinvestment, for Buckeye versus a peer group of thirteen companies.  The peer group used for total shareholder return comparisons is identical to the previously referenced comparator group used in the market pay analysis.

(5)
The target for the safety portion of the ARC bonus was based on our achieving an improvement in our safety performance, as measured by Total Incident Rate, or TIR, which is a mathematical calculation that describes the number of recordable job-related injuries and diseases that occurred per 100 full-time employees in any given time frame.  It is based on a rate of 200,000 labor hours, which equates to 100 employees, who work 40 hours per week, and who work 50 weeks per year.

(6)
The quality measure for specialty fibers facilities was based on the relationship of imperfect tons produced to total tons produced.  An imperfect ton is any material which is rejected or requires deviation/concession for the customer to accept.  The quality measure for nonwoven materials facilities was based on yield improvement.  Yield measures the percentage of tons produced in relation to the raw materials that are used in the production process.  The quality performance was determined for each of our facilities and each facility’s bonus amount was based on that facility’s quality performance target.  The quality performance bonus payout for our five largest facilities was averaged and that average quality performance bonus payout determined the amount of bonus paid to the named executive officers for the quality portion of the ARC bonus.  Mr. Dowdell’s quality bonus opportunity is based solely on quality at Buckeye’s Foley facility.

(7)
In addition to the listed items, Mr. Dowdell has bonus opportunity (as a percentage of base salary) of 20% related to Wood cash flow, 5% related to Memphis cash flow and 5% related to Americana cash flow.

For each component, the Compensation Committee established threshold, target and superior performance goals and corresponding award opportunities.  For results in between the designated performance targets, straight line interpolation is used to determine award payout levels.  The percentage of the maximum opportunity earned is reflected in the following table:

Criteria Opportunity Earned

Threshold	0%
Target	60%
Superior	100%

The performance targets established for the ARC Plan for fiscal 2012 were (dollars in millions, except per share numbers):

Bonus Performance Level	Buckeye Cash Flow	Earnings Per Share	Return on Invested Capital	Total Stockholder Return	Safety	Quality	Foley Quality (in tons)	Wood Cash Flow (1)	Memphis Cash Flow (1)	Americana Cash Flow(1)
Threshold	$91	$2.60	15.4%	25th %ile	2.4	0%	25,700	113	23.5	(1.5)
Target	$104	$2.90	16.9%	50th %ile	1.7	60%	22,200	126.5	27.5	0
Superior	$117	$3.20	18.4%	75th %ile	1.0	100%	18,700	140	31.5	1.5

(1) relates only to Mr. Dowdell’s ARC bonus opportunity

After reviewing Buckeye’s performance under the quantitative metrics described above, the Compensation Committee concluded that awards were earned between target and maximum levels for the Total Stockholder Return and Quality metrics, and, in the case of Mr. Dowdell, for the cash flow components for our Americana and Memphis plants.  For all other components other than Safety, which was below the threshold level, awards were earned between threshold and target levels.  Resulting total payouts for our named executive officers ranged from 39% to 50% of maximum opportunities; stretch performance goals led to below target awards despite record earnings and sales results in fiscal 2012.

The table below sets forth the amounts received under each-specific component of the ARC by our named executive officers based upon the achievement of the performance levels discussed above.  These amounts also are reported in the “Non-Equity Incentive Plan Compensation (ARC Bonus)” column of the Summary Compensation Table below.

Named Executive Officer	Buckeye Cash Flow	Earnings Per Share	Return on Invested Capital	Total Stockholder Return	Safety	Quality	Foley Quality	Wood Cash Flow	Memphis Cash Flow	Americana Cash Flow	Total
John B. Crowe	$116,546	$59,500	$98,175	$98,770	--	$69,318	--	--	--	--	$442,308
Steven G. Dean	$33,723	$17,220	$31,570	$23,821	--	$20,054	--	--	--	--	$126,388
Kristopher J. Matula	$59,879	$30,560	$52,525	$47,559	--	$35,574	--	--	--	--	$226,096
Paul N. Horne	$45,708	--	$32,076	$24,203	--	$27,155	--	--	--	--	$129,142
Douglas L. Dowdell	$10,642	--	$29,920	$22,576	--	--	$24,718	$39,304	$10,472	$14,348	$151,980

What Buckeye’s Long-Term Incentive Compensation Program is Designed to Reward and How it Works

The Compensation Committee believes that long-term incentives, particularly equity-based awards, provide the strongest alignment between stockholders and executive officers.  Therefore, a significant portion of our executive officers’ total compensation is provided in the form of equity.  Long-term incentives may include: restricted cash awards; stock options; performance shares; restricted stock; restricted stock units; stock appreciation rights; dividend equivalents; stock awards; and other stock-based awards.  Some incentives, such as stock options, are specifically designed to provide rewards based on stock price appreciation, while others, such as restricted stock and performance shares, deliver rewards based upon generating long-term stockholder returns through business building efforts.

The Compensation Committee makes annual awards of long-term incentive compensation in the July-August period after the end of our fiscal year.  This allows the Committee to evaluate the results of the just-completed fiscal year when approving equity grants, and at the same time when bonus award determinations are made.

Our long-term incentives are evaluated independently and in the context of total compensation.  Based on recommendations from the Compensation Committee’s compensation consultant, the Compensation Committee approved fiscal 2012 target long-term incentive award opportunities for named executive officers ranging from 60% to 150% of base salary, with awards provided through an equal value mix of stock options, performance shares, and service-based restricted stock.  Restricted stock grant levels are calculated using our closing stock price on the date of grant, performance share grant levels are calculated based on a Monte Carlo binomial pricing model, and stock option grant levels are calculated using the Black-Scholes option pricing model.  As previously noted, beginning with fiscal 2013 grants, performance shares will represent half (vs. 33% previously) of the target award mix for executives at the level of senior vice president and above.  The Compensation Committee approved this change to further strengthen the alignment between executive compensation and long-term performance.

Stock options and service-based restricted shares granted in fiscal 2012 vest in three equal annual increments, beginning on the first anniversary of grant.  If earned, performance shares will vest at the end of the three-year performance cycle based on Buckeye’s 3-year total shareholder return relative to industry peers as shown in the following table:

Buckeye 3-Year Total Shareholder Return Percentile vs. Peers	% of Target Shares Earned
25th Percentile	25%
50th Percentile	50%
75th Percentile or Greater	100%

For performance results between designated levels, straight-line interpolation will be used to determine the number of shares earned.  No shares will be earned if Buckeye’s 3-year total shareholder return is below the peer group 25th percentile.  To earn the full target number of shares, performance has to be at or above the 75th percentile.  Dividends on performance shares are only paid to the extent shares are earned.

In July 2011, the Compensation Committee approved the following target grants to named executive officers as shown in the following table:

Name	Target Performance Shares (# of Shares)	Stock Options (# of Shares)	Restricted Stock (# of Shares)
Mr. Crowe	15,906	19,896	12,724
Mr. Dean	2,984	3,732	2,387
Mr. Matula	5,989	7,492	4,791
Mr. Horne	3,072	3,842	2,457
Mr. Dowdell	2,852	3,568	2,282

During fiscal 2012, the Compensation Committee also awarded restricted stock to our named executive officers under the Restricted Stock Plan in the following share amounts: Mr. Crowe, 1,592; Mr. Dean, 322; Mr. Matula, 950 (all of which were forfeited when Mr. Matula left the Company); Mr. Horne, 614; and Mr. Dowdell, 427.  These grants represent Employee Retirement Income Security Act (“ERISA”) cap awards that provide additional benefits to officers that cannot be credited under Buckeye’s defined contribution retirement plan due to IRS limits on qualified retirement plans.  These grants are subject to forfeiture in certain conditions, but generally vest upon a participant’s voluntary termination from Buckeye on or after age 62, or sooner, in the event of death, disability, voluntary termination on or after age 55 with the approval of the Chief Executive Officer, or a change in control of Buckeye.

Health and Welfare Benefits

We offer a group insurance program consisting of life, disability and medical and dental insurance benefit plans that cover all full-time management and administrative employees (as well as certain full-time plant employees).  Aside from the annual recalibration of benefit costs and the associated premium changes that affect all participants, no significant changes were made to our health and welfare benefits for executive officers during 2012.

Retirement Plans

The purpose of our retirement plans is to provide an incentive for employees to save for their retirement income needs and to provide additional compensation to attract and retain employees.  Our retirement plans encourage our employees to stay with Buckeye throughout their careers and reward sustained and significant contributions to Buckeye’s success by adding to financial security upon retirement.

Defined Contribution Plan.  The Buckeye Retirement Plan is a defined contribution retirement plan covering substantially all of our U.S. employees, including executive officers.  Contributions to the Retirement Plan consist of (1) Company contributions of 1% of the employee’s gross compensation plus 1/2% for each year of service, up to a maximum of 11% of the employee’s gross compensation and (2) Company matching contributions equal to $0.50 for each $1.00 of the employee’s 401(k) contributions, up to a maximum annual matching contribution of $2,000 per employee.

Retirement Replacement Plan.  Under the Buckeye Retirement Replacement Plan, officers having less than 20 years of Buckeye service receive annual cash awards.  The awards are intended to compensate the recipients to provide an additional benefit to officers with years of valuable experience that cannot be credited under Buckeye’s defined contribution plan.  Under the Retirement Replacement Plan, certain executive officers are eligible to receive a cash payment for the fiscal year equal to the difference between (A) the contribution that would have been made to his or her account under the Retirement Plan for the fiscal year had he or she been credited with an additional number of years of service as determined by (1) the Compensation Committee, in the case of the Chief Executive Officer, or (2) by the Chief Executive Officer, in the case of any other employee, and (B) the contribution that was actually credited to his or her account under the Retirement Plan for the fiscal year.  Payments made under the Retirement Replacement Plan are capped at 4% of the executive’s gross pay as defined under the Retirement Plan.

Other Benefits Executive Officers Receive

We provide limited perquisites and other benefits to our executive officers.  Any perquisites that are received by named executive officers are reflected in the Summary Compensation Table on page 57 of this Proxy Statement under the “All Other Compensation” column and related footnote.

Description of Agreements with Executive Officers

Although we have no formal, written severance plan that applies to our executive officers, we do have a practice of paying severance to our executive officers.  Generally, we pay our executive officers one week's pay for each year of service, with a minimum of two months' pay and a maximum of six months' pay, as a result of termination of their employment by the Company other than for “cause.”

We have entered into change in control agreements with our Chief Executive Officer and each of our Senior Vice Presidents.  We also had a change in control agreement with Mr. Matula, our former Chief Operating Officer, who ceased to be an employee of Buckeye on August 31, 2012.  The specific provisions of the change in control agreements are described below under “Potential Payments Upon Termination or Change of Control,” including the tables that appear beginning on page 63 of this Proxy Statement that shows the potential payouts for each of our named executive officers under various termination scenarios.  None of our named executive officers has an employment agreement.

In August 2011, the Board approved various changes to the change in control agreements to bring them more in line with best competitive practice.  These changes included eliminating the “modified single trigger” or “walk away” provision within the agreements with our Chief Executive Officer and former Chief Operating Officer that previously allowed for severance benefits in the event they chose to terminate employment for any reason within a 30 day period following the one year anniversary of a change in control.  Going forward, all agreements require both the occurrence of a change in control and a qualifying termination of employment (i.e., “double trigger”) in order to receive cash severance benefits.  Within all agreements, the bonus definition contained in the severance formula was changed from the highest bonus over the preceding 3 years to the target bonus opportunity in the year of termination, again to reflect best competitive practice.  All agreements had previously provided for a tax gross-up in the event of a violation of Section 409A of the Internal Revenue Code, which tax gross-up was deleted.  Additionally, all agreements were modified so that change in control benefits are only capped at the safe harbor limit (generally 2.99 times 5-year average W-2 income) if the net after-tax value is greater than or equal to the net after-tax value associated with uncapped payouts (i.e., a “best net” approach).  However, under no circumstances will Buckeye provide gross-up payments for any excise taxes or penalties associated with change in control benefits.

These change in control agreements allow us to attract and retain qualified executives.  These agreements are intended to ensure that the Company will have the continued dedication and undivided loyalty of our executive officers, and that our executive officers be able to objectively judge potential takeovers in terms of the potential benefit to stockholders without being distracted by personal concerns over job security and possible reductions to their income and benefits.  When establishing our change of control agreements, the Compensation Committee intended to provide executive officers with adequate financial security so that they could focus on achieving successful business continuity.  We believe that the provision of severance and benefits and change in control protection for certain of our executive officers is consistent with market practice, is a valuable executive talent retention provision, and is consistent with the objectives of our overall executive compensation program.

Events After June 30, 2012

On July 26, 2012, Buckeye announced that President and Chief Operating Officer Kristopher J. Matula announced his intent to resign from Buckeye to focus on other interests.  Mr. Matula resigned from the Company’s Board of Directors and from his officer positions with Buckeye on August 7, 2012 and ceased to be a Buckeye employee on August 31, 2012.  The potential payments due to Mr. Matula as of June 30, 2012 as well as the actual payments made to Mr. Matula upon his termination of service are disclosed below under the caption “Potential Payments Upon Termination or Change of Control” beginning on page 61.

On August 6-7, 2012, the Compensation Committee recommended to the Board and the Board approved an amendment to the Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan, which is being presented to the stockholders for approval in this proxy as Proposal 5.

Tax and Accounting Considerations

Although the accounting and tax treatment of executive compensation generally has not been a factor in the Compensation Committee’s decisions regarding the amounts of compensation paid to our executive officers, it has been a factor in the compensation mix as well as the design of compensation programs.  As further described below, for example, we have attempted to structure our compensation to maximize the tax benefits to the Company (e.g., deductibility for tax purposes).

Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the deductibility of certain compensation paid to certain executive officers of public companies.  Compensation in excess of $1 million may still be deductible notwithstanding Section 162(m) if such compensation is payable solely on account of the attainment of one or more objective performance goals and meets other requirements imposed by Section 162(m).  The Compensation Committee attempts to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining a competitive, performance-based compensation program.  However, the Compensation Committee reserves the right to award compensation which it deems to be in our best interest and in the best interest of our stockholders, but which may not be fully tax deductible under Section 162(m).  As noted in Proposal 5, we are seeking shareholder approval to qualify our Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan under Section 162(m) to allow for full tax deductibility of performance-based compensation awarded to covered executive officers in the future under such plan. See page 27.

We provide our named executive officers with change in control agreements.  Internal Revenue Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of excess parachute payment that is contingent upon a change in control.  A payment as a result of a change in control must exceed 2.99 times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount.  In adopting the change in control agreements with named executive officers, discussed above and described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below, the Compensation Committee provides for a potential decrease in the amount that would be payable to each named executive officer if the resulting net after-tax value is greater than or equal to the net after-tax value of uncapped payouts.  However, no gross-up payments will be provided for any excise taxes or penalties associated with any potential excess parachute payments.

Compensation-Related Risk Assessment

SEC regulations require that we assess our compensation policies and practices and determine whether those policies and practices are reasonably likely to result in a material adverse effect upon Buckeye. Based upon a review by the Compensation Committee and management of our compensation policies and practices, we have determined that our current compensation policies and practices are not reasonably likely to result in a material adverse effect on Buckeye.  In reaching this conclusion, we considered the multiple performance metrics in the annual incentive plan, combination of short-term and longer-term incentives, use of multi-year vesting periods for equity grants and stock ownership guidelines for executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is comprised of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Mr. Lewis E. Holland and Ms. Virginia B. Wetherell, each of whom is an “independent” director under the rules of the NYSE.  The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement.  Based on the review and discussions noted above, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Buckeye's Annual Report on Form 10-K for 2012.

THE COMPENSATION COMMITTEE Red Cavaney, Chairman George W. Bryan Lewis E. Holland Virginia B. Wetherell

SUMMARY COMPENSATION TABLE

This table discloses compensation for Buckeye’s named executive officers for fiscal years 2010, 2011 and 2012.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (“Retirement Replacement Plan”) ($)1	Stock Awards ($)2	Option Awards ($)2	Non-Equity Incentive Plan Compensation (“All Employee Bonus”) ($)	Non-Equity Incentive Plan Compensation (“At-Risk Compensation Bonus”) ($)	All Other Compen-sation ($)(3)	Total ($)
John B. Crowe, Chairman and Chief Executive Officer	2012 2011 2010	$743,750 $716,667 $641,250	$21,111 $23,399 $24,828	$759,133 $707,995 $32,647	$365,535 $337,501 --	$30,866 $105,552 $58,455	$442,308 $1,028,417 $840,983	$58,724 $51,255 $20,375	$2,421,427 $2,970,786 $1,618,538
Steven G. Dean, Senior Vice President and Chief Financial Officer (4)	2012 2011 2010	$358,750 $340,000 $295,250	$14,228 $14,735 $12,690	$143,117 $139,993 $4,593	$68,565 $68,002 --	$14,888 $49,948 $26,197	$126,388 $291,040 $219,645	$24,981 $23,156 $17,925	$750,917 $926,874 $576,300
Kristopher J. Matula, President and Chief Operating Officer (5)	2012 2011 2010	$477,500 $471,000 $439,758	$5,437 $7,705 $9,563	$296,398 $294,032 $20,679	$137,645 $136,498 --	$19,816 $69,452 $39,403	$226,096 $535,998 $453,544	$43,020 $38,558 $24,050	$1,205,912 $1,553,243 $986,997
Paul N. Horne, Senior Vice President, Product and Market Development	2012 2011 2010	$364,500 $362,250 $341,250	-- -- --	$155,838 $153,687 $15,839	$70,586 $69,999 --	$15,127 $53,416 $30,310	$129,142 $303,566 $217,735	$38,977 $36,774 $28,950	$774,170 $979,692 $634,084
Douglas L. Dowdell, Senior Vice President, Specialty Fibers (4)	2012 2011 2010	$340,000 $322,083 $282,750	-- -- --	$140,396 $121,939 $9,370	$65,552 $58,000 --	$14,110 $47,341 $25,114	$151,980 $268,134 $201,231	$35,036 $34,299 $28,400	$747,074 $851,796 $546,865

(1)	Amounts in the Bonus column represent amounts earned in fiscal years 2012, 2011 and 2010 under the Retirement Replacement Plan.
(2)
The amounts shown in this column reflect the full grant date fair value of restricted stock awards, performance shares and options granted in 2012, 2011 and 2010 determined in accordance with FASB ASC Topic 718 in the year of grant.  For additional information regarding the assumptions used to calculate fair value, please refer to the “Stockholders’ Equity” note to our audited financial statement in our Annual Report on Form 10-K for the indicated fiscal year.  The value of the performance shares in the table has been calculated based on the probable outcome of the performance condition applicable to such performance shares.  If instead the maximum number of shares were earned at the end of the performance period, then the value of performance shares based on the value of the stock at the grant date ($28.49) would be $453,162 for Mr. Crowe; $85,014 for Mr. Dean; $170,627 for Mr. Matula; $87,521 for Mr. Horne; and $81,253 for Mr. Dowdell.

(3)
Amounts in the “All Other Compensation” column for 2012 are comprised of the following: Defined Contribution Plan (Mr. Crowe, $20,825; Mr. Dean, $18,375; Mr. Matula, $24,500; Mr. Horne, $26,950; and Mr. Dowdell, $26,950); 401(k) match ($2,000 for each of Messrs. Crowe, Dean, Matula and Horne and $1,447 for Mr. Dowdell); and dividends paid on unvested restricted stock (Mr. Crowe, $35,899; Mr. Dean, $4,606; Mr. Matula, $16,520; Mr. Horne, $10,027; and Mr. Dowdell, $6,639).

(4)	Promoted to Executive Vice President as of July 24, 2012.
(5)	Mr. Matula resigned from his positions as President and Chief Operating Officer and as a member of our board of directors effective August 7, 2012.

GRANTS OF PLAN-BASED AWARDS

The following Grants of Plan-Based Awards table provides additional information regarding the non-equity and equity incentive plan awards granted to the named executive officers during fiscal year 2012.

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John B. Crowe, Chairman and Chief Executive Officer (4)	7/26/11 7/26/11 7/26/11 10/27/11		$736,313	$1,227,188	3,977	15,906	15,906	12,724 1,592(3)	19,896	$28.49	$362,507 $365,535 $348,660 $47,967

Steven G. Dean, Senior Vice President and Chief Financial Officer (5)	7/26/11 7/26/11 7/26/11 10/27/11		$226,012	$376,688	746	2,984	2,984	2,387 322(3)	3,732	$28.49	$68,006 $68,565 $65,409 $9,702

Kristopher J. Matula, President and Chief Operating Officer (6)	7/26/11 7/26/11 7/26/11 10/27/11		$386,775	$644,625	1,497	5,989	5,989	4,791 950(3)	7,492	$28.49	$136,496 $137,645 $131,279 $28,624

Paul N. Horne, Senior Vice President, Product and Market Develop-ment (7)	7/26/11 7/26/11 7/26/11 10/27/11		$229,635	$382,725	768	3,072	3,072	2,457 614(3)	3,842	$28.49	$70,000 $70,586 $67,338 $18,500

Douglas L. Dowdelll, Senior Vice President, Specialty Fibers (8)	7/26/11 7/26/11 7/26/11 10/27/11		$214,200	$357,000	713	2,852	2,852	2,282 427(3)	3,568	$28.49	$65,014 $65,552 $62,516 $12,866

(1)
The amounts earned by each named executive officer under each of the “All Employee Bonus” and the “ARC Bonus” are set forth in the “Non-Equity Incentive Plan Compensation” columns, and designated as “All Employee Bonus” or “At-Risk Compensation Bonus,” in the Summary Compensation Table.

(2)	Represent performance shares awarded under the 2007 Omnibus Plan, which are discussed in the Compensation Discussion and Analysis above. Awards are capped at the target number of shares.
(3)
These grants represent ERISA cap awards that provide additional benefits to officers that cannot be credited under Buckeye’s defined contribution retirement plan due to IRS limits on qualified retirement plans.  These grants vest upon a voluntary termination of employment from Buckeye on or after age 62, or sooner, in the event of death, disability, voluntary termination on or after age 55 with the approval of the Chief Executive Officer, or a change in control of Buckeye.  Mr. Matula forfeited these shares when he resigned.

(4)	Mr. Crowe’s target payout under the “All Employee Bonus” and ARC Bonus were $66,937 and $669,375, respectively, with a maximum possible payout of $111,562 and $1,115,625, respectively.
(5)	Mr. Dean’s target payout under the “All Employee Bonus” and ARC Bonus were $32,288 and $193,725, respectively, with a maximum possible payout of $53,813 and $322,875, respectively.
(6)	Mr. Matula’s target payout under the “All Employee Bonus” and ARC Bonus were $42,975and $343,800 respectively, with a maximum possible payout of $71,625 and $573,000, respectively.
(7)	Mr. Horne’s target payout under the “All Employee Bonus” and ARC Bonus were $32,805 and $196,830, respectively, with a maximum possible payout of $51,975and $311,850, respectively.
(8)	Mr. Dowdell’s target payout under the “All Employee Bonus” and ARC Bonus were $30,600 and $183,600, respectively, with a maximum possible payout of $51,000and $306,000, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option awards and restricted stock awards for the named executive officers as of June 30, 2012.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John B. Crowe, Chief Executive Officer	24,200 18,800 72,156 74,427 16,850	33,699 (3) 19,896 (4)	$10.77 $7.595 $9.03 $4.04 $10.39 $28.49	4/20/14 4/20/14 4/29/18 4/28/19 7/20/20 7/26/21	81,474 (2) 21,655 (3) 12,724 (4)	$2,321,194 $616,951 $362,507	56,085 (5)	$1,597,862
Steven G. Dean, Senior Vice President and Chief Financial Officer	8,000 8,000 9,778 12,790 3,395	6,790 (3) 3,732 (4)	$10.77 $7.62 $9.03 $4.04 $10.39 $28.49	4/20/14 10/12/15 4/29/18 4/28/19 7/20/20 7/26/21	7,381 (2) 4,363 (3) 2,387 (4)	$210,284 $124,302 $68,006	11,079 (5)	$315,641
Kristopher J. Matula, President and Chief Operating Officer (6)	10,034 6,815	13,629 (3) 7,492 (4)	$4.04 $10.39 $28.49	4/28/19 7/20/20 7/26/21	40,786 (2) 8,758 (3) 4,791 (4)	$1,161,993 $249,515 $136,496	22,239 (5)	$633,589
Paul N. Horne, Senior Vice President, Product and Market Development	5,146	6,989 (3) 3,842 (4)	$4.04 $10.39 $28.49	4/28/19 7/20/20 7/26/21	26,706 (2) 4,491 (3) 2,457 (4)	$760,854 $127,949 $70,000	11,405 (5)	$324,928
Douglas L. Dowdell, Senior Vice President, Specialty Fibers		5,791 (3) 3,568 (4)	$10.39 $28.49	7/20/20 7/26/21	15,682 (2) 3,721 (3) 2,282 (4)	$446,780 $106,011 $65,014	9,757 (5)	$277,977

(1)	Based on closing price of Buckeye stock on June 29, 2012 of $28.49.
(2)
Represents the number of unvested shares of restricted stock granted as ERISA cap awards through June 30, 2012, as described in the Compensation Discussion and Analysis above.    These awards vest upon a voluntary termination of employment from Buckeye on or after age 62, or sooner, in the event of death, disability, voluntary termination on or after age 55 with the approval of the Chief Executive Officer, or a change in control of Buckeye.  Mr. Matula forfeited these shares when he resigned.

(3)	Options and time-vested stock awards under the 2007 plan granted in fiscal year 2011 vest at the rate of 1/3 per year, commencing one year from the date of grant of July 20, 2010.
(4)	Options and time-vested stock awards under the 2007 plan granted in fiscal year 2012 vest at the rate of 1/3 per year, commencing one year from the date of grant of July 26, 2011.
(5)
Unvested performance shares granted (i) in fiscal 2012 as follows:  Mr. Crowe, 15,906 shares, Mr. Dean, 2,984 shares, Mr. Matula, 5,989 shares, Mr. Horne, 3,072 shares, and Mr. Dowdell, 2,852 shares, and (ii) in fiscal 2011 as follows:  Mr. Crowe, 40,179 shares, Mr. Dean, 8,095 shares, Mr. Matula, 16,250 shares, Mr. Horne, 8,333 shares, and Mr. Dowdell, 6,905 shares.  The vesting of the performance shares is tied to three-year performance cycles.

(6)
Upon Mr. Matula’s separation from service, all unvested options will vest immediately and will remain exercisable for two years from the separation date.  Time-vested stock awards under the 2007 Plan will vest immediately.  72.35% of the 2011 performance shares granted will remain outstanding and will vest based on the Company’s performance over the three-year cycle.  27.65% of this grant will be forfeited.  39.05% of the 2012 performance shares granted will remain outstanding and will vest based on the Company’s performance over the three-year cycle.  60.95% of this grant will be forfeited.

OPTION EXERCISES AND STOCK VESTED

The following named executive officers exercised options and acquired stock through the vesting of restricted stock awards in fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
John B. Crowe, Chairman and Chief Executive Officer	25,800	$630,589	35,637	$1,111,169
Steven G. Dean, Senior Vice President and Chief Financial Officer	8,000	$146,000	6,445	$200,095
Kristopher J. Matula, President and Chief Operating Officer	77,306	$1,769,512	14,414	$449,430
Paul N. Horne, Senior Vice President, Product and Market Development	13,296	$259,849	7,392	$230,484
Douglas L. Dowdell, Senior Vice President, Specialty Fibers	15,280	$396,082	6,124	$190,947
(1)  Stock awards vesting were granted under the 2007 Omnibus Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Generally, our change in control agreements that were in place on June 30, 2011 were structured on a “double-trigger” basis.  Prior to September 2011, our Chief Executive Officer and our former Chief Operating Officer had change of control agreements with a modified “single trigger” feature.  If a change of control occurred, then one year after the change in control occurs, each of them had a thirty day period during which they were permitted to resign for any reason and receive a change in control payment.  In September 2011, we modified our change in control agreements to be “double trigger” agreements.  This means that in order for a named executive officer to receive a change in control payment, there must be a change in control and within two years after the change in control the named executive officer’s employment must be terminated without “cause” or the executive officer must resign for “good reason.”  If these events occur, then, pursuant to the change in control agreement, the executive is entitled to receive the following benefits:

•	a lump sum severance payment;

•	continued medical coverage; and

•	accelerated vesting of outstanding restricted stock and option awards (our restricted stock plan and option plans also include a provision that accelerates vesting upon a change in control).

Described below are the circumstances that would trigger our obligation to make payments subsequent to a change in control, the payments and benefits that would be paid and how the determination of those payments and benefits is made.  Our Chief Operating Officer, Mr. Matula, resigned effective August 31, 2012.  The disclosure below describes both the payments Mr. Matula was entitled to receive as of June 30, 2012 and the actual payments Mr. Matula did receive upon his termination after the end of the fiscal year.

Payments and Benefits

For our Chief Executive Officer and our former Chief Operating Officer, the severance payment is equal to three times the sum of executive’s highest base salary in the three years preceding termination and the target bonus for the year of termination, and medical coverage will be continued for three years following the executive’s termination.  For Senior Vice Presidents, the severance payment is equal to two times the sum of the executive’s highest base salary in the three years preceding termination and the target bonus for the year of termination, and medical coverage will be continued for two years following the executive’s termination.

Change in Control

Generally the change in control agreements define “Change in Control” as:

•	an acquisition of 25% or more of our voting securities;

•	a merger or similar transaction resulting in current stockholders owning 75% or less of the common stock and voting securities of the corporation or entity resulting from such transaction;

•	a substantial asset sale or our liquidation or dissolution; or

•	a change in a majority of the members of our Board.

Termination without “Cause” or Resignation for “Good Reason”

Each change in control agreement defines “cause” as the executive officer’s:

•	willful and material failure to follow lawful instructions;

•	willful gross misconduct or negligence resulting in material injury to us; or

•	conviction of a felony or any crime involving fraud or dishonesty, including any offense that relates to Buckeye’s assets or business or the theft of our property.

Each change in control agreement defines “good reason” as, without the executive’s consent:

•	a material reduction in duties, responsibilities, reporting obligations or authority or a material change in title or position;

•
a failure to pay compensation or benefits when due, or a reduction in compensation or benefits (other than generally applicable benefit reductions), or the discontinuance of existing incentive and deferred compensation plans;

•	a relocation of the place of principal employment by more than 50 miles;

•	Buckeye fails to obtain assumption of the change in control agreement by an acquirer; or

•	the procedures outlined in the change in control agreement for terminating the executive’s employment are not followed.

Non-Competition; Non-Solicitation; Confidentiality

Pursuant to the terms of the change in control agreements, each executive officer may not, during the term of his or her employment with us or thereafter, divulge our confidential information except as required by law or to enforce any rights he or she may have against us.

Prior to September 2011, if a change in control occurs and an executive officer was terminated for cause or resigned without good reason (and after September 2011, if a change of control occurs and an executive officer is terminated or resigns), then for one year the executive may not:

•	solicit our customers or prospective customers;

•	solicit our employees;

•	establish a business that competes with us;

•	work for a business that competes with us;

•	invest in business that competes with us; or

•	interfere with our customer or supplier relationships.

The following tables reflect potential termination benefits or change in control payments to our named executive officers had a triggering event occurred on June 30, 2012.

John B. Crowe, Chief Executive Officer	Scheduled Severance ($)	Bonus Severance ($)	Medical/Welfare, Tax & Outplacement Benefits ($)	Acceleration of Equity Awards ($)	Total 280G Cutback ($)	Total ($)
Before Change in Control
Termination by Buckeye without Cause	$216,346(1)	--	--	--		$216,346
Termination by Buckeye with Cause	--	--	--	--		--
Voluntary Termination by Executive	--	--	--	--		--
Retirement	--	--	--	$2,321,194(2)		$2,321,194
Death or Disability	--	--	--	$5,508,466(3)		$5,508,466

After a Change in Control
Change in Control Without Termination	--	--	--	$5,508,466(4)	--	$5,508,466
Termination by Buckeye without Cause	$2,250,000(5)	$2,208,938(6)	$48,774(7)	$5,508,466(4)	--	$10,016,178(8)
Termination by Buckeye with Cause	--	--	--	--	--	--
Termination for Good Reason by Executive	$2,250,000(5)	$2,208,938(6)	$48,774(7)	$5,508,466(4)	--	$10,016,178(8)
Termination without Good Reason by Executive	--	--	--	--	--	--

Steven G. Dean, Senior Vice President and Chief Financial Officer	Scheduled Severance ($)	Bonus Severance ($)	Medical/Welfare, Tax & Outplacement Benefits ($)	Acceleration of Equity Awards ($)	Total 280G Cutback ($)	Total ($)
Before Change in Control
Termination by Buckeye without Cause	$91,250(1)	--	--	--		$91,250
Termination by Buckeye with Cause	--	--	--	--		--
Voluntary Termination by Executive	--	--	--	--		--
Retirement	--	--	--	$210,285(2)		$210,285
Death or Disability	--	--	--	$841,132(3)		$841,132

After a Change in Control
Change in Control Without Termination	--	--	--	$841,132(4)	--	$841,132
Termination by Buckeye without Cause	$730,000(5)	$452,025(6)	$45,482(7)	$841,132(4)	$(136,852)	$1,931,787(9)
Termination by Buckeye with Cause	--	--	--	--	--	--
Termination for Good Reason by Executive	$730,000(5)	$452,025(6)	$45,482(7)	$841,132(4)	$(136,852)	$1,931,787(9)
Termination without Good Reason by Executive	--	--	--	--	--	--

Kristopher J. Matula President and Chief Operating Officer (10)	Scheduled Severance ($)	Bonus Severance ($)	Medical/Welfare, Tax & Outplacement Benefits ($)	Acceleration of Equity Awards ($)	Total 280G Cutback ($)	Total ($)
Before Change in Control
Termination by Buckeye without Cause	$167,885(1)	--	--	--		$167,885
Termination by Buckeye with Cause	--	--	--	--		--
Voluntary Termination by Executive	--	--	--	--		-
Retirement	--	--	--	$1,161,993(2)		$1,161,993
Death or Disability	--	--	--	$2,428,278(3)		$2,428,278

After a Change in Control
Change in Control Without Termination	--	--	--	$2,428,278(4)	--	$2,428,278
Termination by Buckeye without Cause	$1,455,000(5)	$1,160,325(6)	$68,224(7)	$2,428,278(4)	$(817,717)	$4,294,110(9)
Termination by Buckeye with Cause	--	--	--	--	--	--
Termination for Good Reason by Executive	$1,455,000(5)	$1,160,325(6)	$68,224(7)	$2,428,278(4)	$(817,717)	$4,294,110(9)
Termination without Good Reason by Executive	--	--	--	--	--	--

Paul N. Horne Senior Vice President , Product and Market Development	Scheduled Severance ($)	Bonus Severance ($)	Medical/Welfare, Tax & Outplacement Benefits ($)	Acceleration of Equity Awards ($)	Total 280G Cutback ($)	Total ($)
Before Change in Control
Termination by Buckeye without Cause	$180,000(1)	--	--	-		$180,000
Termination by Buckeye with Cause	--	--	--	--		--
Voluntary Termination by Executive	--	--	--	--		--
Retirement	--	--	--	$760,854(2)		$760,854
Death or Disability	--	--	--	$1,410,232(3)		$1,410,232

After a Change in Control
Change in Control Without Termination	--	--	--	$1,410,232(4)	--	$1,410,232
Termination by Buckeye without Cause	$729,000(5)	$459,270(6)	$45,482(7)	$1,410,232(4)	$(214,086)	$2,429,898(9)
Termination by Buckeye with Cause	--	--	--	--	--	--
Termination for Good Reason by Executive	$729,000(5)	$459,270(6)	$45,482(7)	$1,410,232(4)	$(214,086)	$2,429,898(9)
Termination without Good Reason by Executive	--	--	--	--	--	--

Douglas L. Dowdell Senior Vice President, Specialty Fibers	Scheduled Severance ($)	Bonus Severance ($)	Medical/Welfare, Tax & Outplacement Benefits ($)	Acceleration of Equity Awards ($)	Total 280G Cutback ($)	Total ($)
Before Change in Control
Termination by Buckeye without Cause	$159,231(1)	--	--	--		$159,231
Termination by Buckeye with Cause	--	--	--	--		--
Voluntary Termination by Executive	--	--	--	--		--
Retirement	--	--	--	$446,780(2)		$446,780
Death or Disability	--	--	--	$1,000,600(3)		$1,000,600

After a Change in Control
Change in Control Without Termination	--	--	--	$1,000,600 (4)	--	$1,000,600
Termination by Buckeye without Cause	$690,000(5)	$428,400(6)	$45,482(7)	$1,000,600 (4)	$(241,702)	$1,922,780(9)
Termination by Buckeye with Cause	--	--	--	--	--	--
Termination for Good Reason by Executive	$690,000(5)	$428,400(6)	$45,482(7)	$1,000,600 (4)	$(241,702)	$1,922,780(9)
Termination without Good Reason by Executive	--	--	--	--	--	--

(1) Represents the amounts that would be paid to each named executive officer pursuant to Buckeye's current practice of paying severance in an amount equal to one week of base salary for each year of service with a minimum of two months' pay and a maximum of six months' pay.
(2) Represents the product of the number of unvested restricted shares that would become vested in connection with the retirement of a named executive officer pursuant to our ERISA cap plan multiplied by $28.49.
(3) Represents the sum of (1) the difference between the strike price of unvested options that would become vested in connection with a named executive officer’s death or disability and $28.49, and (2) the product of the number of unvested restricted shares that would become vested in connection with a named executive officer’s death or disability multiplied by $28.49.

(4) Represents the sum of (1) the difference between the strike price of unvested options that would become vested in connection with a change in control and $28.49, and (2) the product of the number of unvested restricted shares that would become vested in connection with a change in control multiplied by $28.49.
(5) Represents the named executive officer’s highest annual base salary received during the three years preceding June 30, 2012 multiplied by the applicable multiplier under the change in control agreement.
(6) Represents the named executive officer’s target bonus for the year ended June 30, 2012 multiplied by the applicable multiplier under the change in control agreement.
(7) The value of medical benefits is estimated based on the annual premium each named executive officer would be required to pay for continuing medical coverage under the provisions of our medical plan required by the Consolidated Omnibus Budget Reconciliation Act (COBRA) multiplied by the number of years such benefit would be provided under the applicable change in control agreement.
(8) Mr. Crowe's benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net-after tax amount that the executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable  without the imposition of the excise tax. In respect of a termination occurring as of June 30, 2012, Mr. Crowe receives a greater benefit by paying the excise tax. Accordingly, no cut-back would be imposed.
(9) Messrs. Dean, Matula, Horne and Dowdell's benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net-after tax amount that the executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable  without the imposition of the excise tax. In respect of a termination occurring as of June 30, 2012, Messrs. Dean, Matula, Horne and Dowdell do not receive a greater benefit by paying the excise tax, accordingly their cash severance benefit would be reduced by the amount set forth in the table above. If instead, no cut-back had applied, Messrs. Dean, Matula, Horne and Dowdell would have received total payments of: Mr. Dean, $2,068,639; Mr. Matula, $5,111,827; Mr. Horne, $2,643,984; and Mr. Dowdell, $2,164,502.
(10) Mr. Matula resigned from the Company’s Board of Directors and from his officer positions with Buckeye on August 7, 2012 and ceased to be a Buckeye employee on August 31, 2012.  In connection therewith, Mr. Matula received the following: (i) a lump sum payment of $970,000, (ii) full and immediate vesting of all time-vested restricted stock awarded to him under the Company’s 2007 Omnibus Plan, (iii) full and immediate vesting of all options granted to him under the  2007 Omnibus Plan, (iv) an extension of the exercise period on each of Mr. Matula’s vested options, including those which become vested pursuant to his separation agreement, until the earlier of (x) August 31, 2014 or (y) the original expiration date of such option, and (v) retention of the performance share awards, which were made to him in July 2010 and July 2011, and, if and to the extent the Company achieves its performance targets over the remaining performance period, Mr. Matula will vest and receive a pro-rated portion of such earned performance shares equal to the number of days in the relevant performance period during which he was an employee of the Company divided by 1096 (such distribution, if any, to be made at the same time as distributions are made to other grantees of performance shares).

DIRECTOR COMPENSATION

The table below sets forth the compensation of non-management directors in fiscal year 2012, which is discussed in more detail under “PROPOSAL 1-ELECTION OF DIRECTORS – How are our directors compensated?”

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	All Other Compensation ($) (3)	Total ($)
George W. Bryan (4)	$62,000	$50,000	--	$1,341	$113,341
R. Howard Cannon (5)	$68,130	$50,000	--	$1,341	$119,471
Red Cavaney (6)	$66,500	$50,000	--	$1,341	$117,841
David B. Ferraro	$40,000	$50,000	--	$1,341	$91,341
Katherine Buckman Gibson (7)	$61,500	$50,000	--	$1,341	$112,841
Lewis E. Holland (8)	$70,500	$50,000	--	$1,341	$121,841
Virginia B. Wetherell (9)	$60,370	$50,000	--	$1,341	$111,711

(1)	Directors are paid according to the following fee schedule:

Types of Compensation	Amount
Board Retainer
$40,000 annually (payable in equal quarterly installments) and restricted stock having a value of $50,000 as determined by the closing trading price of the Company’s common stock on the grant date (i) on the date a person becomes a director if he or she became a director on a date other than the date of the annual stockholders meeting and (ii) on the date of the annual stockholders meeting, and vesting ratably over a three year period; however, if Proposal 3 passes relating to the move to annual election of directors, the vesting will occur over a one year period.

Board Meeting Fees	None
Committee Meeting Fees	$1,000 per meeting
Service Fees:
Presiding Director	$10,000 annually (payable in equal quarterly installments)
Audit Committee Chair	$10,000 annually (payable in equal quarterly installments)
Audit Committee Member	$5,000 annually (payable in equal quarterly installments)
Compensation Committee Chair	$6,000 annually (payable in equal quarterly installments)
Nominating & Corporate Governance Committee Chair	$4,000 annually (payable in equal quarterly installments)
Other Committee Member	$2,500 annually (payable in equal quarterly installments)

(2)	Amounts in the Stock Awards column reflect restricted stock awards granted in 2012. The amounts are based on the grant date fair value of the awards.
(3)	Amounts in the All Other Compensation column reflect dividends paid on unvested restricted stock.
(4)	Mr. Bryan earned $8,500 as a member of the Compensation Committee and $13,500 as member and chair of the Nominating and Corporate Governance Committee.
(5)	Mr. Cannon earned $12,000 as a member of the Audit Committee, $9,500 as a member of the Nominating and Corporate Governance Committee and $6,630 as Presiding Director.
(6)	Mr. Cavaney earned $12,000 as a member of the Audit Committee and $14,500 as a member and chair of the Compensation Committee.
(7)	Ms. Buckman Gibson earned $12,000 as a member of the Audit Committee and $9,500 as a member of the Nominating and Corporate Governance Committee.
(8)	Mr. Holland earned $22,000 as a member and chair of the Audit Committee and $8,500 as a member of the Compensation Committee.
(9)	Ms. Wetherell earned $7,500 as a member of the Compensation Committee, $9,500 as a member of the Nominating and Corporate Governance Committee and $3,370 as Presiding Director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for fiscal year 2012 consisted of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Ms. Virginia Wetherell and Mr. Lewis E. Holland, all of whom were independent directors.  No executive officer serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.  No director who also serves as an executive officer participated in deliberations regarding his own compensation.

EQUITY COMPENSATION PLAN INFORMATION (1)
(as of June 30, 2012)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by stockholders (3)	1,136,557(4)	$10.63	757,319(5)
Equity Compensation Plans not approved by stockholders (6)	335,161(7)	$9.45	426,081(8)
Total	1,471,718	$10.55	1,183,400

(1)
Grants of equity-based awards to named executive officers and directors under the plans listed in this Equity Compensation Plan Information are described more fully in the Compensation Discussion and Analysis section above and accompanying tables and under the heading “How are our directors compensated?”

(2)	Excludes restricted stock.
(3)	Buckeye stockholders approved the 1995 Incentive and Non-Qualified Stock Option Plan, the 1995 Management Stock Option Plan, the 2007 Omnibus Plan and the At Risk Incentive Compensation Plan.
(4)	762,846 shares were subject to outstanding options issued under the 1995 stock option plans and the 2007 Omnibus Plan and 373,711 restricted stock shares are outstanding under the 2007 Omnibus Plan.
(5)	Shares reserved for issuances under the 2007 Omnibus Plan.
(6)
The Formula Plan and the Restricted Stock Plan were approved by the unaffected members of the Board.  A narrative description of the material terms of Buckeye’s Formula Plan appears under “Amended and Restated Formula Plan for Non-Employee Directors” above.  A narrative description of the material terms of Buckeye’s Restricted Stock Plan appear under “Long-Term Incentive Compensation-Restricted Stock Plan” in the Compensation Discussion and Analysis section above.

(7)	60,000 shares were subject to outstanding options issued under the Formula Plan and 275,161 shares are outstanding under the Restricted Stock Plan.
(8)	Shares reserved for issuance under the Restricted Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Were there any conflict of interest transactions during 2012?

Except as disclosed under “Proposal 1 – Election of Directors,” and “Governance of the Company,” our executive officers, directors, director nominees and greater than 5% stockholders did not have significant business relationships with us in 2012 that would require disclosure under applicable SEC regulations, and no other transactions which need to be disclosed under SEC regulations are currently planned for 2013.

Has the Board adopted a Related Party Transaction Policy?

On October 30, 2009, we adopted a Related Party Transaction Policy.  A summary of the Related Party Transaction Policy is set forth below and the full text of the Policy is available at the Investors tab on our web site at www.bkitech.com.

•	Transactions Subject to the Policy

A Related Party Transaction is a transaction directly or indirectly involving any Related Party (as defined below) that would be required to be disclosed under Item 404(a) of SEC Regulation S-K.  Item 404(a) requires disclosure of any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had or will have a direct or indirect material interest.

•	Definition of Related Party

For purposes of the Policy, a “Related Party” means:

o	Any person who is, or at any time since the beginning of our most recently completed fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

o	Any person who is known to be the beneficial owner of more than 5% of any class of our common stock;

o	Any Immediate Family Member (as defined in the Policy) of any of the foregoing persons; and

o	Any Affiliate (as defined in the Policy) of any of the foregoing persons or Immediate Family Members.

•	Notification Procedures

A transaction with a Related Party that is identified in advance will be disclosed to the General Counsel for review.  If the General Counsel determines that a transaction is a Related Party Transaction subject to the Policy, she will submit such transaction to the Audit Committee for consideration at the next Audit Committee meeting.  Any ongoing or completed Related Party Transaction that is disapproved by the Audit Committee shall be subject to corrective action by the Audit Committee or our Board.

During 2012, there were no Related Party Transactions and none are currently planned for 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The U.S. federal securities laws require our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of any securities of Buckeye.  Based on our review of the copies of such reports furnished to Buckeye and written representations by certain reporting persons, we believe all of our officers, directors and greater than 10% beneficial owners made all filings required in a timely manner.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If you wish to submit a proposal to be included in our Proxy Statement for our 2013 annual meeting of stockholders, proposals must be submitted by eligible stockholders who have complied with the relevant regulations of the SEC and must be received no later than May 23, 2013.  Stockholder proposals should be mailed to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary.

In addition, our By-laws contain an advance notice provision requiring that, if a stockholder’s proposal is to be brought before and considered at the next annual meeting of stockholders, such stockholder must provide timely written notice thereof to our Secretary.  In order to be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than the close of business on June 25, 2013 and not later than the close of business on July 25, 2013; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting (or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the date on which public announcement of the date of such meeting is first made by us).  In the event that a stockholder proposal intended to be presented for action at the Annual Meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the Proxy Statement for the annual meeting.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of our Annual Report on Form 10-K, and a list of all its exhibits, will be supplied without charge to any stockholder upon written request sent to our principal executive offices:  Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention:  Corporate Secretary (901) 320-8125.  Exhibits to the Form 10-K are available for a reasonable fee.  You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at sec.gov, or via our website at bkitech.com.

OTHER BUSINESS

Our Board knows of no matters other than those discussed in this Proxy Statement which will be presented at the 2012 Annual Meeting of Stockholders.  However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

By Order of the Board, Sheila Jordan Cunningham Senior Vice President, General Counsel and Corporate Secretary

Memphis, Tennessee
September 20, 2012

Appendix A

AMENDED AND RESTATED
BUCKEYE TECHNOLOGIES, INC.
2007 OMNIBUS INCENTIVE COMPENSATION PLAN

The purpose of the Plan is to assist Buckeye Technologies Inc. (the “Company”) in attracting and retaining valued Employees and Non-Employee Directors by offering them a greater stake in the Company's success and a closer identity with it, and to encourage ownership of the Company's stock by such Employees and Non-Employee Directors.

1.1           Definitions.   As used herein, the following definitions shall apply:

1.1.           “Award” means a grant of Restricted Stock or Options under the Plan.

1.2           “Award Agreement” means the written agreement, instrument or document evidencing an Award.

1.3           “Board” means the Board of Directors of the Company.

1.4           “Cause” means, unless otherwise provided in an Award Agreement, or an Employment Agreement (a) willful and continued failure to follow the substantially lawful instructions of the Board or written Company policies, (b) willful gross misconduct or gross negligence resulting in material injury to the Company or any of its Subsidiaries or affiliates, or (c) conviction (including a plea of guilty or nolo contendere) of (i) a felony or (ii) any crime involving fraud or dishonesty, including any such offense that relates to the Company’s assets or business or the theft of Company property.

1.5           “Change in Control” means:

(a)           The acquisition, after the effective date of the Plan, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition, directly or indirectly, by or from the Company or any Subsidiary, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (ii) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (iii) any acquisition by any corporation if, immediately following such acquisition, more than 75% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or

(b)           The occurrence of a merger, reorganization or consolidation other than a merger, reorganization or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such merger, reorganization or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation more than 75% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Voting Securities; or

(c)           The occurrence of (i) a complete liquidation or substantial dissolution of the Company, or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary, wholly-owned, directly or indirectly, by the Company; or

(d)           The individuals who, commencing as of the effective date of the Plan, constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described in Sections 1.5(a), (b) and (c) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors as of the effective date of the Plan, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

1.6           “Code” means the Internal Revenue Code of 1986, as amended.  A reference to any provision of the Code shall include reference to any successor provision of the Code.

1.7           “Common Stock” means the common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Section 8.

1.8           “Company” means Buckeye Technologies Inc., a Delaware corporation, or any successor corporation.

1.9           “Committee” means the Compensation Committee of the Board or such other committee as the Board may from time to time designate.  The Committee shall have at least two members and each member of the Committee shall be a Non-Employee Director and an Outside Director.  Notwithstanding the foregoing, the Board may designate one or more of its members to serve as a secondary committee (the “Secondary Committee”) and delegate to the Secondary Committee authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or Section 162(m) of the Code and the regulations thereunder. The Secondary Committee, if any, shall have the same authority with respect to selecting the individuals to whom such Awards are granted and establishing the terms and conditions of such Awards as the Committee has under the terms of the Plan.

1.10           “Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m) of the Code, and the rules and regulations thereunder.

1.11           “Disability” means, unless otherwise provided in an Award Agreement, the Participant’s inability to render, for a period of six consecutive months, services to the Company by reason of physical and mental disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Participant and the Company.  If the Participant and the Company cannot agree as to such an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination.  In no event shall the Participant be considered disabled for the purposes of the Plan unless the Participant is deemed disabled pursuant to the Company’s long-term disability plan, if one is maintained by the Company.

1.12           “Effective Date” means August 7, 2012.

1.13           “Exchange Act” means the Securities Exchange Act of 1934, as amended.  A reference to any provision of the Exchange Act or rule promulgated under the Exchange Act shall include reference to any successor provision or rule.

1.14           “Employee” means an individual, including an officer or director, who is employed by the Company or a Subsidiary.

1.15           “Employment Agreement” means any employment agreement by and between the Company and/or its Subsidiaries and a Participant, as such agreement is in effect from time to time.

1.16           “Fair Market Value” means the fair market value of Common Stock determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in accordance with applicable law.  Unless otherwise determined by the Committee, the Fair Market Value of Common Stock shall mean, on any given date, the closing price of a share of Common Stock on the principal national securities exchange or quotation on which the Common Stock is listed or quoted on such date or, if Common Stock was not traded on such date, on the last preceding business day on which the Common Stock was traded.

1.17           “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee in determining the size of an Award for a Performance Period if, in the Committee’s sole judgment, such application is appropriate. Negative Discretion may only be used by the Committee to eliminate or reduce the size of an Award. In no event shall any discretionary authority granted to the Committee by the Plan, including, but not limited to Negative Discretion, be used to: (a) grant Awards to a Covered Employee for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (b) increase the number of shares available under an Award above the maximum number of shares available under Section 4 of the Plan.

1.18           “Non-Employee Director” means a member of the Board who meets the definition of a “non-employee director” under Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act.

1.19           “Option” means a right to purchase a specified number of shares of Common Stock at a specified price awarded by the Committee under Section 6 of the Plan.

1.20           “Outside Director” means a member of the Board who meets the definition of an “outside director” under Section 162(m) of the Code.

1.21           “Participant” means any Employee or Non-Employee Director who receives an Award.

1.22           “Performance-Based Awards”  means certain Awards of Restricted Stock which are based upon the attainment of Performance Goals, which are granted in a manner which is designed to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto).

1.23           “Performance Period” means the period selected by the Committee during which the performance of the Company, any Subsidiary, or any business unit thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.

1.24           “Performance Goal” means a goal that must be met by the end of the Performance Period specified by the Committee based upon the following, each as may be applicable to the Company, or any Subsidiary or business unit thereof: (i) the price of Common Stock, (ii) market share, (iii) revenue, (iv) earnings per share of Common Stock, (v) return on shareholder equity, (vi) costs, (vii) cash flow, (viii) return on total assets, (ix) return on invested capital, (x) return on net assets, (xi) operating income, (xii) net income, (xiii) book value per share of Common Stock, (xiv) expense management, (xv) improvements in capital structure, (xvi) profitability, (xvii) maintenance or improvement of profit margins, (xviii) total shareholder return, (xiv) earnings before interest, taxes, depreciation and amortization (EBITDA), and (xx) any other financial or other measurement deemed appropriate by the Committee, as it relates to the results of operations or other measurable progress of the Company or its Subsidiaries (or any business unit thereof), including productivity measures.  Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company or any Subsidiary (or any business unit thereof) and/or the past or current performance of other companies, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, such as catastrophic losses, realized gains or losses on strategic investments, discontinued operations, extraordinary items, accounting changes and unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, assets or net assets.  The Committee shall have discretion to determine the specific targets with respect to each of these categories of Performance Goals.  For Awards not intended to be treated as “performance-based compensation” under Section 162(m) of the Code, Performance Goals shall also include any other goal that is determined to be appropriate by the Committee.

1.25           “Plan” means the Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan herein set forth, as amended from time to time.

1.26           “Restricted Stock” means Common Stock awarded by the Committee under Section 5 of the Plan.

1.27           “Restriction Period” means the period during which Restricted Stock awarded under Section 5 of the Plan is subject to forfeiture.

1.28           “Secondary Committee” has the meaning set forth in Section 1.9.

1.29           “Subsidiary” means any corporation (other than the Company), partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

2.           Eligibility.  All Employees and Non-Employee Directors are eligible to participate in the Plan.

3.           Administration and Implementation of Plan.

3.1           The Plan shall be administered by the Committee.  Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, their Employees, Participants, persons claiming rights from or through Participants and stockholders of the Company.

3.2           Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion (a) to select the Employees or Non-Employee Directors who will receive Awards pursuant to the Plan, (b) to determine the type or types of Awards to be granted to each Participant, (c) to determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (d) to determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered; (e) to determine whether, and to certify that, Performance Goals to which the settlement of an Award is subject are satisfied; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; (g) to construe and interpret the Plan and to make all other determinations as it may deem necessary or advisable for the administration of the Plan, and (h) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable.

3.3           The Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of the Participant’s termination of employment or service with the Company or any Subsidiary; provided, however, that the Committee shall retain full power to accelerate or waive any such term or condition as it may have previously imposed.  All Awards shall be evidenced by an Award Agreement.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be specified by the Committee.

3.4           The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the Chief Executive Officer of the Company or the Secondary Committee as the Committee deems appropriate and may delegate all or any part of its responsibilities and powers to any such person or persons, provided that any such allocation or delegation be in writing; provided, however, that only the Committee may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act or are Covered Employees.  The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

4.           Shares of Stock Subject to the Plan.

4.1           Subject to adjustment as provided in Section 8, the total number of shares of Common Stock available for Awards under the Plan shall be 3,591,092 shares, all of which may be issued pursuant to Options intended to qualify as incentive stock options. The total amount available is inclusive of: 441,742 shares reserved but not granted under the plan prior to the Effective Date and 1,149,350 shares underlying Awards made under the plan prior to the Effective Date, which remain unvested and/or unexercised as of the Effective Date.

4.2           Subject to adjustment as provided in Section 8, the maximum number of shares of Common Stock available for Awards that may be granted to any individual Participant, with respect to each calendar year, shall be an aggregate of 200,000 shares, regardless of whether the Participant receives Options, Restricted Stock or any combination thereof.

4.3           If (i) any shares subject to an Award are forfeited, (ii) any Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of shares to the Participant or (iii) any shares subject to an Award are retained by the Company in satisfaction of the Participant’s obligation for withholding taxes due upon the grant, exercise or vesting of an Award, then any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such withholding, forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award.  Reinvestment of dividends in additional Awards payable in Common Stock, shall only be permissible if sufficient shares of Common Stock are available for such reinvestment or payment (taking into account then outstanding Awards).  Notwithstanding anything to the contrary herein, the following shares of Common Stock shall not again be available for issuance as Awards under the Plan: (a) shares of Common Stock tendered (either actually, by attestation or otherwise) to pay all or any part of the exercise price on any Option, and (b) shares of Common Stock not issued as a result of a net exercise of an Option.

4.4           Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.  Any shares issued by the Company through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of shares available for delivery under the Plan.

5.           Restricted Stock.  An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are subject to forfeiture upon the happening of certain specified events.  Such an Award shall be subject to the following terms and conditions:

5.1           The Committee shall determine all of the material terms of the Award of Restricted Stock, including, but not limited to, the Restriction Period, the Performance Goals applicable, if any, and the amount, if any, the Participant must pay to receive the Restricted Stock.

5.2           Upon the Award of Restricted Stock, the Committee may direct that a certificate or certificates representing the number of shares of Common Stock subject to such Award be issued to the Participant or placed in a restricted stock account (including an electronic account) with the transfer agent and in either case designating the Participant as the registered owner.  The certificate(s) representing such shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and if issued to the Participant, returned to the Company, to be held in escrow during the Restriction Period.  In all cases, the Participant shall sign a stock power endorsed in blank to the Company to be held in escrow during the Restriction Period.

5.3           During the Restriction Period, unless otherwise determined by the Committee, the Participant shall have the right to receive dividends from and to vote the shares of Restricted Stock.

5.4           Provided that the Restricted Stock has not been previously forfeited, at the end of the Restriction Period the restrictions imposed under an Award Agreement shall lapse with respect to the number of shares specified thereunder, and the legend imposed hereunder shall be removed and such number of shares delivered to the Participant (or, where appropriate, the Participant's legal representative).

6.           Options.  Options give a Participant the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed exercise price (“Exercise Price”).  Options granted may include Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and Options not intended to so qualify.  The grant of Options shall be subject to the following terms and conditions:

6.1           The number of shares and the price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but shall be not less than the Fair Market Value of a share of Common Stock on the date of grant and shall be specified in a resolution of the Committee on the date of grant, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

6.2           The term of an Option shall in no event be greater than ten years.   The Committee shall have the authority to limit the term of an Option in an Award Agreement or otherwise upon a Participant’s termination of employment or service for any reason (including a termination with or without Cause, death, Disability, or retirement).

6.3           Each provision of the Plan and each Award Agreement relating to an incentive stock option shall be construed so that such option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of an Award Agreement that cannot be so construed shall be disregarded.  In no event may a Participant be granted an incentive stock option which does not comply with the grant and vesting limitations prescribed by Section 422(b) of the Code.  Incentive stock options may not be granted to Non-Employee Directors.

6.4           The Exercise Price of the shares of Common Stock received upon the exercise of an Option shall be paid within three days of the date of exercise: (a) in cash, (b) with the proceeds received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Common Stock covered by the Option, (c) with the consent of the Committee, in whole or in part in Common Stock held by the Participant and valued at Fair Market Value on the date of exercise, or (d) with the consent of the Committee, by requesting the Company withhold a number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the product of (i) the Exercise Price multiplied by (ii) the number of shares of common stock in respect of which the Option is being exercised.  With the consent of the Committee, payment upon the exercise of an Option other than an incentive stock option may be made in whole or in part by Restricted Stock held by the Participant and valued at Fair Market Value on the date the Option is exercised.  In such case, the Common Stock to which the Option relates shall be subject to the same forfeiture restrictions originally imposed on the Restricted Stock exchanged therefor.  An Option may be exercised only for a whole number of shares of Common Stock.

6.5           Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of shares from the shares acquired by the exercise of the Option.

7.           Performance-Based Awards.

7.1           For purposes of Performance-Based Awards granted to Covered Employees, the provisions of this Section 7 shall apply in addition to and, where necessary, in lieu of the provisions of the other provisions of this Plan. The purpose of this Section 7 is to provide the Committee the ability to qualify Performance-Based Awards as “performance-based compensation” under Section 162(m) of the Code.

7.2           Only Covered Employees shall be subject to the restrictions contained herein.  The Committee will, in its sole discretion, designate within the earlier of the (a) first 90 days of a Performance Period  and (b) the lapse of 25% of the period of service to which the Performance Goals relate, which Covered Employees will be Participants for such period. However, designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. The determination as to whether or not such Participant becomes entitled to an Award for such Performance Period shall be decided solely in accordance with the provisions of this Section 7. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employee as a Participant in such period or in any other period.

7.3           With regards to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the types of Awards to be issued, the kinds and/or levels of the Performance Goals, whether the Performance Goals are to apply to the Company or any one or more subunits thereof. Within the earlier of (a) the first 90 days of a Performance Period and (b) the lapse of 25% of the period of service, and in any event while the outcome is substantially uncertain, the Committee shall, with regards to the Performance-Based Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section and record the same in writing.

7.4           Unless otherwise provided by the Committee, including in the relevant Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for a Performance-Based Award for such Performance Period.

7.5           A Participant shall be eligible to receive a Performance-Based Award for a Performance Period only to the extent that the Performance Goals for such period are achieved.

7.6           Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the period. The Committee shall then determine the actual size of each Participant’s Award for the Performance Period and, in so doing, may apply Negative Discretion, if and when it deems appropriate, to reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period through the use of Negative Discretion, if in its sole judgment, such reduction or elimination is appropriate.

7.7           The Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by Section 7.6.

7.8           Except as otherwise determined by the Committee, any dividends or other distributions paid with respect to the Common Stock underlying a Performance-Based Award during the Performance Period shall be subject to the same restrictions as the Performance-Based Award which shall only lapse and become free from restrictions, if and to the extent, the restrictions on the Performance-Based Award so lapses.

8.           Adjustments upon Changes in Capitalization.

8.1           In the event that the Committee shall determine that any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (b) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (c) the aggregate number and kind of shares of Common Stock available under the Plan, and (d) the exercise or grant price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that no adjustment shall be made that would cause the Plan to violate Section 422 of the Code with respect to incentive stock options or that would adversely affect the status of any Performance-Based Award.

8.2           In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 8.1) affecting the Company or any Subsidiary or in response to changes in applicable laws, regulations, or accounting principles.  Notwithstanding the foregoing, no adjustment shall be made in any outstanding Awards to the extent that such adjustment would adversely affect the status of the Award as a Performance-Based Award.

9.1           Change in Control.

9.1           The Committee's powers shall also include responsibility to determine the effect, if any, of a Change in Control of the Company upon outstanding Awards, either in the Award Agreement or otherwise.

9.2           Upon the occurrence of a Change in Control, unless otherwise provided in an applicable Award Agreement: (a) any Options outstanding which are not then exercisable and vested shall become fully exercisable and vested; (b) the restrictions applicable to any Awards of Restricted Stock shall lapse, and such Restricted Stock shall become transferable and free of all restrictions; and (c) the Committee shall make such additional adjustments to outstanding Awards as it deems appropriate and consistent with the purposes of the Plan.

9.3           Upon a Change in Control, in addition to the provisions under Section 9.2, the Committee may, at its sole and absolute discretion, (a) cancel any outstanding Awards in exchange for a cash payment of any amount, including an amount (which may be zero) equal to the difference between the then Fair Market Value of the Award less the exercise price of the Award, if applicable, (b) after having given the Participant a reasonable chance to exercise any outstanding Options, terminate any or all of the Participant’s unexercised Options, (c) where the Company is not the surviving corporation, cause the surviving corporation to assume all outstanding Awards or replace all outstanding Awards with comparable awards, or (d) take such other action as the Committee shall determine to be appropriate.

10.           Termination and Amendment.

10.1           The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s stockholders if (a) such action would increase the number of shares subject to the Plan, (b) such action results in the “repricing” of any Option, or (c) such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted; provided, however, that, subject to Section 8 hereof, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted and any Award Agreement relating thereto.  For the purposes hereof, the “repricing” of an Option shall include (a) a direct reduction in the Exercise Price and (b) the exchange of an Option having an Exercise Price that is more than the current Fair Market Value of a share of Common Stock (an “underwater” Option) for a new Option or other Award.

10.2           The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award.

10.3           The Committee may, without the consent of any Participant, substitute any Award granted under the Plan which by its terms is intended to be settled in shares for any other type of Award intended to be settled in shares, provided, however, that the terms of the substituted Award and the economic benefit of the substituted Award are at least equivalent to the terms and economic benefit of the Award being replaced.

10.4           The foregoing notwithstanding, any Performance Goal or other performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of an Award as “performance-based compensation” under Section 162(m) of the Code.

11.           No Right to Award, Employment or Service.  Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary.  For purposes of this Plan, transfer of employment between the Company and its Subsidiaries shall not be deemed a termination of employment or service, and, to the extent provided by the Committee, change in status between an Employee and Non-Employee Director shall also not be deemed a termination of employment or service.

12.           Taxes.

12.1           The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or the Subsidiary and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligation.  This Section shall not be construed as providing for any tax reimbursement to the Participant in connection with the tax consequences resulting from the payment or exercise of any Award.

12.2           No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, and the Committee, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, excise, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

13.           Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.  Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Option granted as an incentive stock option) be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners.  The Committee may attach to such transferability feature such terms and conditions as it deems advisable.  In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant.  A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

14.           Plan is Unfunded.  It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

15.           No Rights to Awards; No Stockholder Rights.  No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants.  No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Common Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

16.           Foreign Nationals.  Without amending the Plan, Awards may be granted to Employees who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan.

17.           Securities Law Requirements.

17.1           No Award granted hereunder shall be exercisable if the Company shall at any time determine that (a) the listing upon any securities exchange, registration or qualification under any state or federal law of any Common Stock otherwise deliverable upon such exercise, or (b) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise.  In any of the events referred to in clause (a) or clause (b) above, the exercisability of such Awards shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when exercisability has been suspended.

17.2           The Committee may require, as a condition to the right to exercise any Award that the Company receive from the Participant, at the time any such Award is exercised, vests or any applicable restrictions lapse, representations, warranties and agreements to the effect that the shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder.  The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

17.3           Any Awards granted pursuant to this Plan on or after the Effective Date, and any Common Stock issued pursuant to such an Award, shall be subject to such recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid pursuant to such an Award.

18.           Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan.

19.           Term of Plan. The Plan shall terminate at the close of business on the tenth anniversary of the date the Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan was adopted by the Board, unless sooner terminated by action of the Board.  No Award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any Award then outstanding.

20.           Fractional Shares.  The Company will not be required to issue any fractional shares of Common Stock pursuant to the Plan.  The Committee may provide for the elimination of fractions and for the settlement of fractions in cash.

21.           Governing Law. To the extent that Federal laws do not otherwise control, the validity and construction of the Plan and any Award Agreement entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware.

22.           Effective Date; Shareholder Approval.  The Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan shall become effective on the Effective Date, provided that such version of the Plan is approved by the stockholders of the Company at the annual meeting of stockholders next following the Effective Date, and no Award (issued under the amended and restated version of this plan) shall become exercisable, realizable or vested prior to such annual meeting.  If the Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan is not so approved by the stockholders at the next annual meeting, all Awards (under the amended and restated version of this plan) theretofore granted shall be null and void, however the plan prior to amendment and restatement of this plan (and any award granted thereunder) shall remain in effect in accordance with its terms unaffected by the amendment and restatement.

Buckeye Technologies Inc.

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors of the Company recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposal 2, 3, 4, 5 and 6.

1. To elect three Class II directors (terms expiring in 2015): **01 - Red Cavaney** **02 - John B. Crowe** **03 - David B. Ferraro**

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

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B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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